     As filed with the Securities and Exchange Commission on April 21, 1999
                           Registration No. _________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                AMENDMENT NO. 2
                                   FORM SB-2


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             YOUNETWORK CORPORATION
                 (Name of Small Business Issuer in its charter)


       Delaware                                                  13-399035
(State of Jurisdiction)    (Primary Standard Industrial      (I.R.S. Employee
                            Classification Code Number)      Identification No.)


                            New York, New York 10010
                                  212-576-2030
          (Address and telephone number of principal executive offices and principal place of business)
                        --------------------------------

                           Kyle S. Taylor, President
                             YouNetwork Corporation
                        220 East 23rd Street, Suite 607
                            New York, New York 10010
                                 (212) 576 2030

           (Name, address and telephone number of agent for service)

                        Copies of all communications to:

                  Silverman, Collura, Chernis & Balzano, P.C.
                               Gary W. Mair, Esq.
                       381 Park Avenue South, Suite 1601
                            New York, New York 10016
                                 (212) 779-8600

                      Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of he earlier effective registration statement for the same offering. [] ______________________________

                      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []
                      ______________________________

                      If this form is a post-effective registration statement filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []
                      _________________________________

                      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

                                                              Proposed Maximum     Proposed Maximum
                                                              Offering Price Per   Aggregate Offering
Title of Each Class of Securities to     Amount to be          Shares(1)            Price (1)                     Amount of
be Registered                            Registered                                                            Registration  Fee
Class A Common Stock, .0001 par value     1,000,000               $0.00                    $0.00                  $  0.00
per share
==========

Class B Common Stock, .0001 par value
per share                                 1,000,000               $1.00               $1,000,000                  $280.00
=========                                 =========               =====               ==========                  -------

Total                                     2,000,000                                   $1,000,000                  $280.00
=====                                     =========                                                               -------


(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to 457(o).

                                       YOUNETWORK CORPORATION
                                        Cross-Reference Sheet
                                       pursuant to Item 501(b)
                            Showing Location in Prospectus of Information
                                   Required by Items of Form SB-2


           Registration Statement Item                                Caption in Prospectus
  1.       Front of Registration Statement and                        Facing Page; Cross-Reference Sheet;
           Outside Front Cover of Prospectus                          Prospectus Cover Page
  2.       Inside Front and Outside Back Cover                        Prospectus Cover Page; Prospectus
           Pages of Prospectus                                        Back Cover Page
  3.       Summary Information and Risk Factors                       Prospectus Summary; YouNetwork
                                                                      Corporation; Risk Factors
  4.       Use of Proceeds                                            Not Applicable
  5.       Determination of Offering Price                            Risk Factors; Shares Eligible For Future
                                                                      Sale
  6.       Dilution                                                   Dilution and Other Comparative
                                                                      Data
  7.       Selling Security holders                                   Not Applicable
  8.       Legal Proceedings                                          Not Applicable
  9.       Plan of Distribution                                       Plan of Distribution
 10.       Directors, Executive Officers, Promoters                   Management; Principal Stockholders
           and Control Persons
 11.       Security Ownership of Certain Beneficial                   Principal Stockholders
           Owners and Management
 12.       Description of Securities                                  Description of Securities
 13.       Interest of Named Experts and Counsel                      Legal Matters; Experts
 14.       Disclosure of Commission Position on                       Description of Securities
           Indemnification for Securities Act
           Liabilities
 15.       Organization Within One Year                               Prospectus Summary; Risk Factors;
                                                                      Business; Certain Transactions
 16.       Description of Business                                    Business
 17.       Management's Discussion and Analysis                       Management's Discussion and
                                                                      Analysis
 18.       Description of Property                                    Business
 19.       Certain Relations and Related                              Certain Transactions
           Transactions
 20.       Market for Common Equity and Related                       Outside Front Cover Of Prospectus;
           Stockholder Matters                                        Description of Securities; Risk Factors
 21.       Executive Compensation                                     Management
 22.       Financial Statements                                       Financial Statements
 23.       Changes in and Disagreements With                          Not applicable
           Accountants on Accounting and Financial
           Disclosure


                            SUBJECT TO COMPLETION, DATED APRIL 21, 1999


                              1,000,000 SHARES OF CLASS A COMMON STOCK
                            AND 1,000,000 SHARES OF CLASS B COMMON STOCK

                                       YOUNETWORK CORPORATION


         YouNetwork Corporation, a Delaware corporation ("YouNetwork, our, we or us") is hereby offering 1,000,000 shares of Class A Common Stock, par value $.0001 per share ("Class A Shares") and 1,000,000 shares of Class B Common Stock, par value $.0001 ("Class B Shares")(collectively, the "Securities"). The Securities are being distributed by YouNetwork Corporation (the "Offering") to its new members ("Members") of its on-line consumer network ("Consumer Network"). One Class A Share shall be offered at no cost to each of the first 250,000 consumers who register to become a Consumer Network Member. The remaining 750,000 Class A Shares shall be distributed to our Members based on Net Value, which is explained more fully within this prospectus. Class B Shares will be offered to Members at $1.00 per share. A Class B Share may only be paid with rebates a Member may earn by making purchases on our Consumer Network, which is explained more fully within this prospectus. A holder of a Class A Share shall not, directly or indirectly, offer, sell, pledge, grant any option to purchase, or otherwise sell or dispose of any Class A Share for a period of 12 months after the Offering (the "Lock-Up Period"). After the Lock-Up Period, all Class A Shares shall be automatically converted into Class B Shares. Prior to this Offering, there has been no public market for the Securities, and there can be no assurance that such a market will develop or be sustained. See "Risk Factors -No Prior Public Market for Securities."


         A brief description of our Securities can be found under "SUMMARY" in this prospectus.


         WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11, ALONG WITH THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                                                        Per Class A                     Per Class B
                                                           Share            Total          Share               Total
                                                           -----            -----          -----               -----
    Initial public Offering price......................     $0.00          $0.00            $1.00              $1.00
    Proceeds(1)........................................     $0.00          $0.00            $0.00              $0.00




(1) We will not receive proceeds from the sale of our Class A or Class B Shares. One Class A Share will be offered to each of our first 250,000 new Members at no cost. The remaining 750,000 Class A Shares will be distributed to Members' based on Net Value. Class B Shares may only be purchased with a rebate balance. We will receive an indirect economic benefit from the sale of our Class B Shares to the extent that our obligation to pay rebate dollars to our Members will be reduced.



         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DISTRIBUTE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                THE DATE OF THIS PROSPECTUS IS ________ __, 1999

              YouNetwork plans to offer and sell the Securities directly to investors by publishing the final prospectus, which is a part of this Registration statement, on the Internet World Wide Web at its YouNetwork site at www. YouNetwork.com. The YouNetwork site is currently under development and will be operational before this Offering is made to our Members. YouNetwork will only offer the Securities in this Offering to those Members who accept electronic delivery of our final prospectus. A Member who refuses to accept electronic delivery of our final prospectus will not be offered the Securities in this offering.

         We will record all sales of our Class A and Class B Shares by listing the number of shares owned by a Member on his or her home page. Record ownership of either a Class A or Class B Share shall be made by bookkeeping entry. A Member shall receive confirmation of his or her ownership in an uncertificated share by e-mail. Members who request a stock certificate to evidence their ownership in a Class A or Class B Share shall be charged a nominal fee for shipping and handling.

          We have not employed any brokers, dealers or underwriters in connection with the distribution of the Securities included in this Registration Statement. YouNetwork, however, reserves the right to use brokers or dealers under circumstances were it may be required in certain states.

         We are not currently a reporting company under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and therefore we have not filed any reports with the Securities and Exchange Commission ("Commission"). Upon completion of this offering we intend to register under the Securities Act, and to furnish to our Security holders annual reports containing audited financial statements reported on by independent auditors, and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year by electronic delivery on our Website at www.YouNetwork.com.

                                    SUMMARY


         The following summary is qualified in its entirety by, and should be read in conjunction with the more detailed information including "Risk Factors" and financial statements and the notes relating thereto, which appear elsewhere in this Prospectus. Unless otherwise indicated, all information included in this prospectus has been adjusted to reflect the recapitalization and exchange of each share of Common Stock of YouNetwork Corp., a New York corporation for 330,000 shares of Class C Common Stock of the Registrant, YouNetwork Corporation, a Delaware corporation. The discussion in this Prospectus contains certain forward-looking statements. The outcome of events described in such forward-looking statements is subject to risks and uncertainties. YouNetwork's actual results may differ materially form those discussed in such forward-looking statements. Factors that may cause or contribute to such differences include those discussed in "Risk Factors," "Management's Discussion And Analysis" and "Business" as well as those discussed elsewhere in this Prospectus.


                             YOUNETWORK CORPORATION

         YouNetwork is a development stage company which is poised to launch a unique and novel on line Consumer Network. By combining the virtues of cooperative marketing with incentives designed to reward a Member's purchasing influence, the Consumer Network will seek to develop a sizeable membership base (without entry fees), and to distinguish itself from the emerging wave of direct Internet marketing companies which are seeking to tap the rapidly developing market for Internet commerce.


         YouNetwork has developed proprietary tracking technology, which will be utilized to track the referrals of a YouNetwork Member, and to pay rebates to a Member based on purchases made by a Member and such referrals. Each Member of our Consumer Network may sponsor an individual for membership in our Consumer Network by sending an e-mail invitation or providing a sponsor code to a Member referred individual.

         A Member will receive a rebate based upon purchases he or she makes as well as the purchases made by a new Member who they refer (a direct referral). A Member will also receive rebates based upon purchases by any indirect referral, i.e., an individual who is referred to YouNetwork by the Member's direct referral. A Member's referral is tracked to the fifth level of referral. By way of example, a Member who is being tracked (the Tracked Member) refers Member number one (first level referral); Member number one refers Member number two (second level referral); Member number two refers Member number three (third level referral); Member number three refers Member number four (fourth level referral) and Member number four refers Member number five (fifth level referral). Rebates will be credited to the account of the Tracked Member for purchases made by first level referrals based upon a designated rebate percentage. A rebate at descending percentage rates will be credited to the account of a Tracked Member for purchases made by the second through fifth level referrals.

         When a Member or the Member's direct or indirect referral purchases a product or service, a cash rebate is recorded as a Member's pending rebate balance. The pending rebate balance is not available to the Member until the transaction has been confirmed and the applicable time period in which a product may be returned has elapsed, which varies from 5 to 40 business days. The pending rebate balance is then transferred to a Member's available rebate balance. A Member can choose to receive any portion of the available rebate balance in the form of cash, use it to purchase other products or services or apply the rebate balance to purchase Class B Shares at the purchase price of $1.00 of available rebate dollars. For example, if a Member purchased a book on our Website for $20.00 with a $1.25 rebate, and YouNetwork has a 30-day return policy on its books, the $1.25 rebate is recorded in the Member's pending rebate balance. If the product is not returned within 30 days and the transaction confirmed, the $1.25 is transferred from the Member's pending balance to his or her available rebate balance.

         The rebate percentages for each direct referral of a Member, and each indirect referral (through the fifth level of referral) are totaled to determine a Member's word-of-mouth influence (referred to as a NetValue). The first 250,000 individuals who register as a Consumer Network Member will be allotted one Class A Share each at no cost. The remaining 750,000 Class A Shares will be distributed to a Member based on a Member's Net Value. Net Value will also determine a Member's entitlement to future Network promotions. No Shares will be distributed for fractional Net Value points.

CLASS A SHARE.

         We will distribute one Class A Share (for an aggregate of 250,000 Class A Shares) to each of the first 250,000 Members of our Consumer Network at no cost. The remaining 750,000 Class A Shares will be distributed to Members based on their Net Value. Each Member will receive one Class A Share for each whole point of

NetValue they achieve as a result of direct and indirect referrals, until such time as all the 750,000 Class A Shares have been distributed. By way of example, a Member achieving a NetValue of 5.3 will receive five Class A shares and a Member achieving a NetValue of 6.6 will receive six Class A shares.

         Record ownership of a Class A Share shall be made by bookkeeping entry. A Member shall receive confirmation of his or her ownership in an uncertificated share by e-mail. Members who request a stock certificate to evidence their ownership in a Class A or Class B Share shall be charged a nominal fee for shipping and handling. We will distribute the Class A Shares to our Members until such time as all the Class A Shares included in the registration statement, of which this prospectus forms a part, are fully distributed.

CLASS B SHARE.

         When a Member or the Member's direct or indirect referral purchases a product or service, a cash rebate is recorded in a Member's pending rebate balance. A rebate is transferred to a Member's available rebate balance, approximately 5 to 40 business days after the transaction has been confirmed, and the applicable return period has elapsed. A Member can request his or her available rebate in the form of cash, use it to purchase a product or service, or to purchase a Class B Share at the purchase price of $1.00 of available rebate dollars. The rebate percentage for each direct referral of a Member and each indirect referral (through the fifth level of referral) are totaled to determine a Member's word-of-mouth influence (referred to as a NetValue). We will distribute the Class B Shares to our Members until such time as all the Class B shares included in the registration statement, of which this prospectus forms a part, are fully distributed.

         Record ownership of a Class B Share shall be made by bookkeeping entry. A Member shall receive confirmation of his or her ownership in an uncertificated share by e-mail. Members who request a stock certificate to evidence their ownership in a Class A or Class B Share shall be charged a nominal fee for shipping and handling. We will distribute Class B Shares to our Members until such time as all the Class B Shares included in the registration statement, of which this prospectus forms a part, are fully distributed.

         The following table illustrates how NetValue and available rebate dollars may be used by a Member to receive Class A and Class B Shares. The table assumes the following: (i) six direct referrals, (ii) the direct referrals make an average of three referrals each, (iii) indirect referrals have an average of three referrals each; and (iv) each Member spends an average of $75.00.


=============================================================================================================================
                                                                AVERAGE NUMBER                       TOTAL         GROSS
THIS EXAMPLE SHOWS PROJECTED REBATES AND          NUMBER OF      OF INDIRECT      GROSS VOLUME     AVAILABLE       REBATE
NETVALUE FOR A SINGLE MEMBER ASSUMING THE          DIRECT       REFERRALS PER      PER MEMBER        REBATE     DOLLARS PER
VARIABLES ON THE RIGHT FOR ONE YEAR.              REFERRALS         MEMBER                         PERCENTAGE      MEMBER
=============================================================================================================================
                                                      6               3              $75.00          10.0%         $7.50
=============================================================================================================================
                                                                                     REBATE       REBATES PER      TOTAL
                     LEVEL       REBATE RATE      NUMBER OF        NET VALUE      DISTRIBUTION      LEVEL OF    REBATES PER
                                                  REFERRALS                        PERCENTAGE       REFERRAL       LEVEL
=============================================================================================================================
MEMBER                              0.40              1              0.40            40.0%           $3.00         $3.00
=============================================================================================================================
DIRECT REFERRAL       ONE           0.07              6              0.42             7.0%           $0.53         $3.15
=============================================================================================================================
INDIRECT REFERRAL     TWO           0.06             18              1.08             6.0%           $0.45         $8.10
=============================================================================================================================
INDIRECT REFERRAL    THREE          0.05             54              2.70             5.0%           $0.38         $20.25
=============================================================================================================================
INDIRECT REFERRAL     FOUR          0.04             162             6.48             4.0%           $0.30         $48.60
=============================================================================================================================
INDIRECT REFERRAL     FIVE          0.03             486            14.58             3.0%           $0.23        $109.35
                                                     ---            -----             ----                        -------
=============================================================================================================================
TOTALS:                                              727            25.66            65.0%                        $192.45
=============================================================================================================================
CLASS A SHARES (ONE CLASS A SHARE FOR EACH POINT OF NETVALUE)....................................................25 Shares
=============================================================================================================================
CLASS B SHARES WHICH MAY BE PURCHASED(ONE CLASS B SHARE FOR EACH $1.00 OF AVAILABLE REBATE BALANCE).............192 SHARES
=============================================================================================================================

         By offering the first 250,000 Class A Shares to the first 250,000 consumers who registers to become a Consumer Network Member, by offering the remaining 750,000 Class A Shares to our Members based upon their NetValue, and with competitively priced products and purchase incentives in the form of rebate dollars, we believe that we can develop an innovative online sales channel with low customer acquisition costs. The key elements of our approach are: (i) to utilize the cost-effective direct marketing capabilities of the Web to sell products to our customer base; (ii) to offer equity participation to rapidly attract a sizeable membership base; (iii) to develop a detailed member database; (iv) to continue to grow online reach and membership utilizing our proprietary Tracking technology; and (v) to provide customer convenience and competitive prices to encourage purchasing.


         All product fulfillment and post sale services will be provided by our vendor affiliates ("Vendors"). We will not maintain an inventory in any product line which we market. All return policies will be posted on our web site www. YouNetwork.com under our help desk section.


         We believe that promoting repeat usage and membership loyalty through equity ownership in YouNetwork will help establish us as a preferred destination among Web users.


         This Prospectus contains product names, trade names and trademarks of other organizations, which are the property of their respective owners. YouNetwork Corp. was incorporated in the State of New York on January 14, 1998, and was subsequently merged into YouNetwork Corporation, a Delaware corporation on February 3, 1999. The principal executive offices of YouNetwork are located at 220 East 23rd Street, Suite 607 New York, New York 10010, and its telephone number at this address is (212) 576-2030. YouNetwork maintains a website at www.YouNetwork.com. The website is currently under development and will be operational before this Offering is made to our Members. Nothing contained on such website should be construed as a part of this Prospectus.


         This Prospectus includes statistical data regarding the Internet industry. Such data is taken or derived from information published by sources including Jupiter Research, Visa International Studies and Ziff-Davis Marketing Intelligence. Although YouNetwork believes that such data are generally indicative of the matters reflected therein, such data may be imprecise and investors are cautioned not to place undue reliance on such data.


         This is neither a solicitation to buy nor an offer to sell to persons in the following jurisdictions: Alaska, South Carolina, Florida and West Virginia, and no purchase of these securities by persons in these jurisdictions is authorized.

                                  THE OFFERING


  SECURITIES OFFERED............................... 1,000,000 shares of Class A
                                                    Common Stock and 1,000,000
                                                    shares of Class B Common
                                                    Stock. We are distributing
                                                    the first 250,000 Class A
                                                    Shares to the first 250,000
                                                    new Members of our Consumer
                                                    Network at no cost, our
                                                    remaining 750,000 Class A
                                                    Shares will be distributed
                                                    to Members based on Net
                                                    Value. Our Class B Shares
                                                    are offered to our Members
                                                    at a price of $1.00 per
                                                    share. Class B Shares may
                                                    only be paid with rebates
                                                    accumulated by our Members.
                                                    See "Description of
                                                    Securities."

SHARES OF COMMON STOCK
  OUTSTANDING BEFORE OFFERING...................... 41,159,452

SHARES OF COMMON STOCK
    OUTSTANDING AFTER OFFERING..................... 43,159,452

LOCK UP PERIOD..................................... A holder of our Class A
                                                    Shares shall not, directly
                                                    or indirectly, offer, sell,
                                                    pledge, grant any option to
                                                    purchase, or otherwise sell
                                                    or dispose of any Class A
                                                    Shares for a period of 12
                                                    months after the date of
                                                    this Offering. After 12
                                                    months from the date of
                                                    this Offering, one Class A
                                                    Share shall be
                                                    automatically converted
                                                    into one Class B share.

NO PROCEEDS........................................ No proceeds will be received by YouNetwork from
                                                    the sale of our Class A or
                                                    Class B shares. See
                                                    "Management's Discussion
                                                    and Analysis-No Proceeds
                                                    From The Sale of Class A or
                                                    Class B Shares."


RISK FACTORS....................................... The Securities offered hereby are highly
                                                    speculative and involve a
                                                    high degree of risk.
                                                    Prospective investors
                                                    should carefully review and
                                                    consider the factors set
                                                    forth under "Risk Factors"
                                                    as well as all other
                                                    information contained
                                                    herein.

                         SUMMARY FINANCIAL INFORMATION

         The summary financial information presented below as of December 31, 1998, and for the period from inception (January 14, 1998), to December 31, 1998, was derived from the audited financial statements of YouNetwork Corporation (formerly known as YouNetwork Corp.) appearing elsewhere herein. The summary should be read in conjunction with Management's Discussion and Analysis, the financial statements of YouNetwork and the related notes to the financial statements, each appearing elsewhere in this prospectus.

                              FOR THE PERIOD FROM
                        INCEPTION (JANUARY 14, 1998) TO
                              DECEMBER 31, 1998(1)
                              --------------------
OPERATING STATEMENT INFORMATION:


REVENUES............................................................................................ $-
EXPENSES..................................................................................... (160,848)

OPERATING LOSS.............................................................................   (160,848)
INTEREST EXPENSE................................................................................(1,975)

NET LOSS DURING THE DEVELOPMENT STAGE......................................................  $(162,823)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED....................................................   $(.01)(2)
WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING
     BASIC AND DILUTED..................................................................      24,798,750 (2)

BALANCE SHEET INFORMATION:                                                           DECEMBER 31, 1998
                                                                                     -----------------
CASH.................................................................................... $178,068
WORKING CAPITAL DEFICIT.................................................................. (57,363)
TOTAL ASSETS.............................................................................  299,034
CAPITAL LEASE OBLIGATIONS, EXCLUDING CURRENT PORTION.....................................   25,554
STOCKHOLDERS' EQUITY....................................................................... 37,377


(1) On February 3, 1999, YouNetwork Corp., a New York corporation merged into the registrant, YouNetwork, a Delaware corporation. All shareholders of YouNetwork Corp. exchanged their shares of Common Stock in YouNetwork Corp. for shares of Class C Common Stock of the registrant, YouNetwork Corporation at $.0001 par value per share on a basis of 330,000 shares of YouNetwork Corporation for each outstanding share of YouNetwork Corp. The reason for the merger was to take advantage of the laws of the State of Delaware.


(2) These amounts have been retroactively adjusted to reflect the merger on February 3, 1999.

                                  RISK FACTORS


         The Securities offered hereby are highly speculative in nature and involve a high degree of risk. Therefore each prospective investor should consider very carefully certain risks and speculative factors inherent in and affecting the business of YouNetwork prior to the purchase of any of the Securities offered hereby, as well as all of the other matters set forth elsewhere in this prospectus.


LACK OF OPERATING HISTORY; ANTICIPATED FUTURE LOSSES.


         YouNetwork was incorporated on January 14, 1998, under the name YouNetwork Corp., a New York corporation. Pursuant to a Merger effective February 3, 1999, YouNetwork Corp. merged into the registrant, YouNetwork Corporation, a Delaware corporation. The purpose of the merger is to take advantage of the laws of the state of Delaware. YouNetwork has not yet generated any revenue. To date, we have devoted our efforts to various organizational activities, including our effort to build out our Website and to develop our proprietary Tracking technology. As a result, we have no operating history upon which you can evaluate YouNetwork. Our business must be considered in light of the risks, expenses and problems frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as online commerce and the Internet. Set forth below is a brief summary of risks, expenses and problems frequently encountered by companies such as YouNetwork:


                           (i) Our inability to develop, maintain and/or increase levels of traffic on the YouNetwork site; the failure by us to develop the YouNetwork brand; our inability to attract or retain Members; our inability to generate significant Web-based commerce revenue from our Members; our failure to anticipate and adapt to a developing market; and the level of use of the Internet and online services for the purchase of consumer products.


                           (ii) YouNetwork's ability to upgrade and develop a system and infrastructure and ability to attract new personnel in a timely and effective manner; the inability to effectively manage rapidly expanding operations; the level of traffic on our Web site; the failure of our server and networking systems to efficiently handle our Web traffic; technical difficulties and system downtime or Internet brownouts; and the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure.


                           (iii) The level of merchandise returns experienced by YouNetwork; its competition and dependence on the Internet; and the introduction and development of different or more extensive electronic-commerce networks by direct and indirect competitors, particularly in light of the fact that most of such competitors are much larger and have greater financial, technical and marketing resources than YouNetwork.

                           (iv) Governmental regulation and general economic conditions and economic conditions specific to the Internet and the online commerce industry.

         To address these risks YouNetwork must, among other things, develop, maintain and increase its membership base, continue to develop and upgrade its technology, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance we will be successful in addressing such risks, and any failure to do so could have a material adverse effect on our business, results of operations and financial condition.


         As of December 31, 1998, YouNetwork had an accumulated deficit of $162,823, and we anticipate that we will incur net losses for the foreseeable future. The extent of these losses will be dependent, in part, on our ability to attract and build a membership base, to generate sales, and to offer products and services at competitive prices. We expect our operating expenses to increase, especially in the areas of sales and marketing and brand promotion, and, as a result, we will need to commence operations and generate revenue if profitability is to be achieved. Although we intend to develop our marketing of products and services, no assurance can be given that we will be able to achieve these objectives or that, if these objectives are achieved, we will ever be profitable. To the extent that net revenue does not grow at anticipated rates, or that increases in operating expenses are not followed by commensurate increases in net revenue, or that we are unable to adjust operating expense levels accordingly, YouNetwork's business, results of operations and financial condition will be materially and adversely affected. There can be no assurance that our operating losses will not increase in the future or that we will ever achieve or sustain profitability. The establishment of our operations is contingent upon our success in establishing markets for our products and services and achieving profitable operations.

UNPREDICTABILITY OF FUTURE NET REVENUE.


         We have not generated any revenue to date and will not generate any revenue until we commence sales of products and services to persons who become Members of our Consumer Network. We believe that once we commence our marketing operations, future operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control. These factors include demand for the products and services we sell through the Consumer Network, consumers' acceptance of electronic-commerce and, in particular, direct e-mail marketing as a medium for the purchase of goods and services, the level of traffic on the YouNetwork site, the amount and timing of capital expenditures and other costs relating to the expansion of our operations, the introduction of new or enhanced services by us or our competitors, the availability of desirable products and services for sale through our Web site, the loss of a key Vendor contract or relationship by us, technical difficulties with the YouNetwork site, general economic conditions, and economic conditions specific to the Internet or all or a portion of the technology market.

         As a result of our lack of operating history, we have no meaningful historical financial data upon which to base planned operating expenses. Our expense levels are based in part on our expectations as to future revenue from sales of products and services, and anticipated growth in membership. Sales and operating results from product sales generally depend on the volume, timing and ability to fulfill orders received, which are difficult to forecast. There can be no assurance that we will be able to accurately predict our net revenue, particularly in light of the intense competition for the sale of products and services on the Web, and the uncertainty as to the broad acceptance of the Web as a commerce medium. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any failure by us to accurately make such predictions would have a material adverse effect on our business, results of operations and financial condition.


RISKS OF CAPACITY CONSTRAINTS; SYSTEM FAILURES;  TECHNOLOGICAL RISKS.


         The performance of our server and networking hardware and software infrastructure is critical to our business and our ability to attract Web users and New Members to YouNetwork's Web site. Any system failure that causes an interruption in service or decrease responsiveness of our Web site could impair our ability to attract and retain Members. Any disruption in Internet access or any failure of our server and networking systems to handle Member orders would have a material adverse effect on our business, results of operations and financial condition. Despite our implementation of network security measures, our servers will be vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering.

         We will carry business interruption insurance but not a secondary "off-site" system or a formal disaster recovery plan. We will also carry a "Data Loss Insurance Policy" when our Web site is operational to cover any losses as a result of certain security breaches; however, a system failure would have a major adverse affect on the performance of our services. The occurrence of any of these events could result in interruptions, delays or cessations in service, which could have a material adverse effect on our business, results of operations and financial condition. Moreover, our reputation and the YouNetwork brand could be materially and adversely affected. See "Management Of Growth And Relationships; Brief Tenure Of Management; Dependence On Key Personnel."

SECURITY RISKS.

         YouNetwork plans to implement reasonable security measures to prevent any physical or electronic break-ins or attacks to its facilities and system and to minimize the effect of such if it were to occur. These measures include daily comprehensive backups of the systems, firewall implementation and isolation of frontline systems to only serve World Wide Web (http) connections wherever possible and deemed necessary. As a business that depends on access of our systems by numerous unidentified remote client machines and servers, our systems will always be vulnerable to attacks and disruption of services and damages by various sources. No assurances can be given by us regarding the security liability of YouNetwork in case of loss or damages, physical or electronic. YouNetwork currently does not anticipate expending funds specifically for the purpose of preventing security breaches; however, future growth of our infrastructure may be funded by additional financing, which will include maintaining the above-mentioned security measures in the foreseeable future.

         We may experience attempts by intruders or "hackers" to penetrate our network security, some of which may succeed. If successful, such actions could have a material adverse effect on our business, results of operations and financial condition. A party who is able to penetrate our network security could misappropriate proprietary information or cause interruptions to our Web site. We may be required to expend significant capital and resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches.

               Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, particularly, as a means of conducting commercial transactions. Security breaches or the inadvertent transmission of computer viruses could expose us to a risk of loss or litigation and possible liability.

         We will carry business interruption insurance but not a secondary "off-site" systems or a formal disaster recovery plan. We will also carry a "Data Loss Insurance Policy" when our Web site is operational to cover any losses as a result of certain security breaches.

         There can be no assurance that contractual provisions attempting to limit our liability in such areas will be successful or enforceable, or that other parties will accept such contractual provisions as part of our agreements, which could have a material adverse effect on our business, results of operations and financial condition.


DISRUPTIVE PROBLEMS.


         Despite our implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to users of our services and products. We investigate compromised networks and attempt to identify perpetrators of security breaches. We will have a Data Loss Insurance Policy to cover our Website once it is operational. The Data Loss Policy will insure our Consumer Network from the threat of security breaches. We currently have business interruption insurance to cover any interruption to our data. Any of these risks could have a negative effect on our business, results of operations and financial condition.


RISK OF RELIANCE ON INTERNALLY DEVELOPED SYSTEMS.

         We will use an internally developed system for our Web site and substantially all aspects of our transaction processing and order management systems. Reliability and efficiency of our system remains untested since we have not, with the exception of beta testing, commenced operating our Consumer Network. Moreover, our lack of operational experience and our inability to modify this system as necessary to accommodate increased traffic on our Web site or increased volume through our transaction processing systems may result in system disruptions, slow response times, impaired quality and speed of order fulfillment, and delays in reporting accurate financial information. Any of these events could have a material adverse effect on our business, results of operations and financial condition.

DEPENDENCE ON CONTINUED GROWTH OF ONLINE COMMERCE; DEPENDENCE ON DIRECT SALES.


         Our future success is substantially dependent upon continued growth in the use of the Internet and the Web. Use of the Internet as a means of effecting retail transactions is at an early stage of development, and demand and market acceptance for retail marketing over the Internet is uncertain. We will be dependent on electronic-commerce revenue as our sole source of revenue. We cannot predict the extent to which consumers will be willing to shift their purchasing habits from traditional retailers to online retailers. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including lack of acceptable security technologies, inconsistent quality of service and lack of availability of cost-effective, high-speed service. If the use of the Internet does not continue to grow or grows more slowly than expected, YouNetwork's business, financial condition and results of operations may be adversely affected.


RELIANCE ON VENDOR AFFILIATIONS.

         We will be totally dependant on Vendors and distributors for all of our product and service fulfillment, and we have no fulfillment operation or facility of our own. As a result, we will need to establish and maintain relationships and affiliations with a broad array of Vendors and distributors in order to offer our Members a broad based product mix at competitive and discounted prices. There can be no assurance that we will successfully establish and, if established, maintain relationships and affiliations with Vendors and distributors on terms satisfactory to us. An unanticipated termination of our relationship with any Vendor or distributor could materially adversely affect our results of operations even if we were able to establish a relationship with an alternative Vendor. To the extent that Vendors and distributors do not have sufficient capacity and/or are unable to satisfy on a timely basis our requirements, our business and results of operations may be materially adversely affected.


         In addition, the success of our Consumer Network will be dependent upon the ability of Vendors and distributors who will supply our products and services to supply adequate amounts of inventory on a timely basis. We will not maintain an inventory in any product line which we market. The failure of Vendors and distributors to meet their commitments would have a material adverse effect on YouNetwork's business, results of operations and financial condition.



SALES TAX COLLECTION.


         We do not intend to collect sales or other similar taxes in respect to shipments of goods into states other than New York State. One or more states may seek to impose sales tax collection obligations on an out-of-state company such as YouNetwork which engage in online commerce. A successful assertion by one or more states that we should collect sales or other similar taxes on the sale of merchandise could have a material adverse effect on our business, prospects, financial condition and results of operations.
See "--Government Regulation And Legal Uncertainties."


MANAGEMENT OF GROWTH AND RELATIONSHIPS; BRIEF TENURE OF MANAGEMENT; DEPENDENCE ON KEY PERSONNEL.


         We may experience rapid growth, which may place a significant strain on our managerial, financial and operational resources. We will be required to manage multiple relationships with various Members, Vendors distributors and other third parties. These requirements will be strained in the event of rapid growth of YouNetwork or in the number of third party relationships, and there can be no assurance that our systems, procedures or controls will be adequate to support our operations, or that our management will be able to manage any growth effectively.

         Our performance will be substantially dependent on the performance of our executive officers, Kyle S. Taylor (President), and Don S. Senerath (Chief Executive Officer), who have worked together only a short period of time, and on the merchandising and marketing personnel we intend to hire. The loss of the services of either of our executive officers could have a material adverse effect on our business, results of operations and financial condition. Competition for senior management, experienced media sales and marketing personnel, qualified Web engineers and other employees is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel. Our failure to successfully manage our personnel requirements would have a material adverse effect on our business, results of operations and financial condition. We currently have Key-Man life insurance policies covering the life of Mr. Taylor and Mr. Senerath in the amount of $1,000,000 and $3,000,000, respectively. Currently we do not have any employment agreements with our employees or key personnel; however, Messrs. Taylor and Senerath are subject to certain terms of an agreement among YouNetwork, Taylor and Senerath. "See Executive Compensation - Agreements".

YEAR 2000 COMPLIANCE.

         Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results. We believe that our products and internal systems are year 2000 compliant.

      Our systems are built upon multiple layers of third party software and hardware components. A system failure that originates in one or more of these layers may affect the performance and accuracy of computations carried out by our systems as a whole. No assurances have been given to us by Vendors or third parties which supply us with components regarding the Year 2000 compliance.
We are currently conducting a survey without Vendors and third party suppliers, which may or may not uncover a potential source of a year 2000 non-compliance problem. We cannot represent that our systems are fully and completely Year 2000 compliant although efforts are being made to minimize the possibility of such a failure. Our efforts to become year 2000 compliant are as follows:

1. Where data corruption issues are concerned, we have instituted a full scale 24 hour archival process where the data archives are maintained.

2. Windows NT Basic Input Output System Year 2000 compliance is under review.

3. We are currently requesting Year 2000 compliance and certification of compliance from database vendors and third party application server software vendors. No assurances have been given to us regarding full certification by any of our Vendors. We will be maintaining readiness data and upgrading if possible and if deemed necessary.

4. We estimate the cost of system re-engineering based on any Year 2000 non-compliance to reach a maximum of $2,000,000. This estimate is based on hardware purchases and application of software patches as well as the worst case replacement of the YouNetwork infrastructure system within a one month period. Our cost of system re-engineering based on Year 2000 non-compliance is as follows: (a) systems survey from $ 40,000 - $60,000; hardware systems upgrade and swapping from $ 0.00 to $1,200,000; (c) software re-writing from $40,000 to $400, 000; and (d) miscellaneous administrative costs from $20,000 to $300,000.

               The 2,000,000 cost reflects the maximum out of pocket expense that we believe is necessary if our Year 2000 non-compliance survey finds that 100% of our system and hardware and software assets are Year 2000 non-compliant. Our cost for Year 2000 non-compliant subsystems will be a minimum of approximately $100,000; however, our source of funds for re-engineering based on any year 2000 non-compliance, which may reach a maximum of $2,000,000, will be from future private or public financing. There can be no assurance that we will be able to raise the necessary financing to assure Year 2000 compliance or that financing will be available in amounts or on terms acceptable to us, if at all. See "Risk Factors--Future Capital Needs; Uncertainty Of Additional Financing."

5. Our ongoing survey and investigation is expected to conclude by June of 1999. All YouNetwork database Vendors and third party application server software vendors that YouNetwork maintains a data transfer relationship with will be treated as Year 2000 non-compliant until such time as these entities provide us with written confirmation of Year 2000 compliance.


INTENSE COMPETITION.


         The market for electronic commerce networks on the Internet is new and rapidly evolving, and competition for members, consumers visitors and vendors is intense and is expected to increase significantly in the future. Barriers to entry are relatively insubstantial. We believe that the principal competitive factors for companies seeking to create electronic commerce networks on the Internet are critical mass, functionality, brand recognition and member affinity and loyalty. We could also face competition in the future from Web directories, search engines, shareware archives, content sites, commercial online service providers, sites maintained by Internet service providers, traditional media companies and other entities that attempt to or establish electronic commerce networks on the Internet by developing their own community or acquiring one of our competitors. There can be no assurance that our competitors and potential competitors will not develop electronic commerce networks that are equal or superior to ours or that achieve greater market acceptance than our Consumer Network.

         Most of our existing and potential competitors have relatively long operating histories in the Web market, name recognition, large customer bases and significantly greater financial, technical and marketing resources. Competitors are able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, commerce companies, and Vendors. Our competitors will be perceived by vendors as having more desirable Web sites for placement of their goods or services. In addition, we expect all of our current Vendors will have established collaborative relationships with certain of our competitors or potential competitors, and other high-traffic Web sites. Therefore, there can be no assurance that we will be able to grow our membership base, traffic levels and Vendor customer base to the extent necessary to generate sufficient net revenues to successfully operate our Consumer Network; that competitors will not experience greater growth in traffic than YouNetwork as a result of such relationships, which could have the effect of making their Web sites more attractive to Vendors; or that Vendors will not sever or elect not to renew their relationships with YouNetwork. There can also be no assurance we will be able to compete successfully against our current or future competitors or that competition will not have a material adverse effect on our business, results of operations and financial condition. See "Business--Competition."

DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS; RISKS OF INFRINGEMENT AND LIABILITY FOR ONLINE CONTENT.


         We regard our technology such as Tracking and Net Value as proprietary, and will attempt to protect it by relying on trademark, service mark and trade secret laws and other methods. We also intend to enter into confidentiality agreements with our employees and consultants. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. We have recently submitted an application to register the servicemark, "YouNetwork" with the United States Patent and Trademark Office.


         Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving, and no assurance can be given as to the future viability or value of any proprietary rights of YouNetwork. There can be no assurance that the steps we take have prevented or will prevent misappropriation or infringement of our proprietary information. Any such infringement or misappropriation, should it occur, might have a material adverse effect on our business, results of operations and financial condition.


         There can be no assurance that our business activities will not or have not infringed upon the proprietary rights of others, or that other parties will not assert infringement claims against YouNetwork. Such claims and any resultant litigation, should it occur, might subject YouNetwork to significant liability for damages and might result in invalidation of YouNetwork's proprietary rights, and even if not meritorious, could be time consuming, expensive to defend, and result in the diversion of management time and attention, any of which might have a material adverse effect on our business, results of operations and financial condition.

         We currently license from third parties certain databases incorporated into our Web site. As we continue to introduce new services that incorporate new technologies, we may be required to license additional technology from others. There can be no assurance that these third-party technology licenses will continue to be available to YouNetwork on commercially reasonable terms, if at all. Our inability to obtain any of these technology licenses could result in delays or reductions in the introduction of new services or could adversely affect the performance of our existing services until equivalent technology is identified, licensed and integrated. Insurance carried by YouNetwork may not be sufficient to offset liability arising from delays or resolutions in our services, and any liability in excess of such coverage could have a material adverse effect on YouNetwork. See "Business--Intellectual Property And Proprietary Rights, and Year 2000 Compliance."


GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES.


         We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to commerce on the Internet. Moreover, due to the increasing popularity and use of the Internet, a number of legislative and regulatory proposals are under consideration by federal, state, local governmental organizations, and it is possible that a number of laws or regulations may be adopted with respect to the Internet relating to such issues as user privacy, taxation, infringement, pricing, quality of products and services and intellectual property ownership. The adoption of any such laws or regulations may decrease the growth in the use of the Internet, which could in turn decrease the demand for our community, increase our cost of doing business, or otherwise have a material adverse effect on our business, results of operations and financial condition. The applicability to the Internet of existing laws governing issues such as property ownership, copyright, trademark, trade secret, obscenity, libel and personal privacy is uncertain and developing. Any new legislation or regulation, or application or interpretation of existing laws, could have a material adverse effect on our business, results of operations and financial condition. Government legislation could hamper the growth in use of the Web generally and decrease the acceptance of the Web as a communications and commercial medium, and could, thereby, have a material adverse effect on our business, results of operations and financial condition. In addition, a number of proposals have been made at the federal, state and local level that would impose additional taxes on the sale of goods and services over the Internet and certain states have taken measures to tax Internet-related activities.

         Because materials may be downloaded by Members and other users of the our Web site, and subsequently distributed to others, there is a potential that claims will be made against YouNetwork for defamation, negligence, copyright or trademark infringement, personal injury or other theories based on the nature, content, publication and advertising of such materials. Such claims have been brought, sometimes successfully, against online service providers in the past. In addition, the increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the overall growth of Internet use. We could also be exposed to liability with respect to the offering of third party content that may be accessible through our Web site. Such claims might include, among others, that by directly or indirectly providing hyperlink text links to Web sites operated by third parties, we are liable for copyright or trademark infringement or other wrongful actions by such third parties through such Web sites. It is also possible that if any third-party content information provided on our Web site contains errors, third parties could make claims against YouNetwork for losses incurred in reliance on such information. Even to the extent such claims do not result in liability, we could incur significant costs in investigating and defending against such claims. The imposition on YouNetwork of potential liability for information carried on or disseminated through our systems could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources and limit the attractiveness of our services to Members and users. Although we carry general liability insurance, it may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, results of operations and financial condition. In addition, the increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the overall growth of Internet use.

         The Federal Trade Commission and most states prohibit certain types of multi-level sales programs. The statutes in question generally prohibit sales promotions that require a participant to give consideration in exchange for the opportunity to receive remuneration for soliciting more participants or buyers. We believe such laws have no application to our Consumer Network rebate program; however, there are certain states namely: Alaska, South Carolina, Florida and West Virginia, which prohibit the sharing of any consideration among participants in multi-level sales programs. Although residents of such states will not be accepted as Members of our Consumer Network, there can be no assurance that the YouNetwork rebate program will not be subject to challenge in other states where we intend to do business.

NO PROCEEDS FROM THE SALE OF CLASS A OR CLASS B SHARES.

         YouNetwork will not receive proceeds from the sale of its Class A or Class B shares. One Class A Share will be offered to each of the first 250,000 Members at no cost. The remaining 750,000 Class A Shares will be offered to a Member based on each Member's Net Value. A Class B Share in this Offering is offered to a Member at a rate of one share for each $1.00 of a Member's rebate balance. A rebate balance is created when a Member is credited for the value of the product or service purchased on our Web site. A Member may choose to have a percentage of their rebate balance paid to them in cash, to purchase additional products or services or to purchase a Class B Share in this Offering. If a Member chooses to purchase a Class B Share with his or her rebate dollars, the rebate balance will be debited $1.00 for each Class B Share purchased. Since a rebate balance is a liability owed by YouNetwork to its Members, the purchase of Class B Shares will offset our outstanding liability to those Members who choose to purchase Class B Shares with their rebate dollars. If a Member chooses to purchase a Class B share with rebate dollars - we will not have to provide a cash rebate and his or her rebate balance will be reduced. We currently anticipate that we have sufficient capital to meet our needs for working capital and capital expenditures for at least the next 6 months. After 6 months we will need to raise additional funds through a private or public offering of our Securities in order to fund our operations while we build our customer base. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. See "Risk Factors--Future Capital Needs; Uncertainty Of Additional Financing."

NO PRIOR PUBLIC MARKET FOR SECURITIES; POSSIBLE VOLATILITY OF STOCK PRICE.

         Prior to the Offering, there has been no public market for the Securities, and we presently do not intend to apply to have the Securities listed. Our Class A and Class B Shares will not be listed upon completion of this Offering. A limited market may develop on the over the counter bulletin board after completion of this Offering, of which there can be no assurance. Even if such a market developed, it would still be more difficult for an investor to dispose of, or obtain quotations as to the Securities offered hereby rather than a security traded on the NASDAQ small cap market or a national securities exchange.

         The initial public offering price of the Class B Shares has been arbitrarily determined by YouNetwork and is not necessarily related to our assets, book value, results of operations, or any other established criteria of value. There can be no assurance that an active trading market for the Class A Shares (which are subject to a Lock-Up Period of 12 months) or the Class B Shares will develop, or be sustained if developed following the closing of the Offering, or that the market price of the Class B Shares will not decline below the initial public offering price.

         In addition, the stock market in general and the technology and Internet sectors in particular have experienced extreme price and volume fluctuations, which have affected the market price for many companies in industries similar or related to that of YouNetwork, and been unrelated to the operating performance of these companies. These market fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our Securities. In the past, following periods of volatility in the market price of company's securities, securities class action litigation has often been instituted against such a company. Such litigation, if instituted, and irrespective of the outcome of such litigation, could result in substantial costs and a diversion of management's attention and resources, and have a material adverse effect on our business, results of operations and financial condition.


PENNY STOCK REGULATION.


         We have not applied to have the Securities listed on any market and do not presently intend to do so. We may in the future apply to have the Securities listed on the Nasdaq Small Cap market. A limited market may develop on the over the counter bulletin board after completion of this Offering, of which there can be no assurance. Even if such a market developed, it would still be more difficult for an investor to dispose of, or obtain quotations as to the Securities offered hereby rather than a security traded on the NASDAQ small cap market or a national securities exchange.

         If we do not satisfy Nasdaq listing or maintenance requirements then we may list the shares of Common Stock to be traded subject to certain "penny stock" rules promulgated by the Securities and Exchange Commission. Under such rules, broker\dealers who recommend such securities to persons other than established customers and accredited investors, must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

         The Commission has adopted regulations that generally define a "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share subject to certain exceptions. Such exceptions include equity securities listed on Nasdaq and equity securities issued by an issuer that has: (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for more than three years, or (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a risk of disclosure schedule explaining the penny stock market and the risks associated therewith.



 SHARES ELIGIBLE FOR FUTURE SALE.


         Upon completion of this Offering, YouNetwork will have outstanding 43,159,452 shares of Common Stock Consisting of: (a) 1,000,000 shares of Class A Common Stock; (b) 1,000,000 shares of Class B Common Stock; and (b) 41,159,452 shares of Class C Common Stock.

         Of the 43,159,452 issued and outstanding shares of our Common Stock, approximately 41,159,452 shares of Class C Common Stock may be deemed "restricted shares." The "restricted" shares were issued by YouNetwork in private transactions in reliance upon one or more exemptions contained in the Securities Act of 1933, as amended (the "Act"). Restricted securities may, in the future, be sold in compliance with Rule 144 under the Act.

         Rule 144 provides that a person holding restricted securities for a period of one year may sell in brokerage transactions an amount equal to 1% of our outstanding Common Stock every three months. A person who is a "non-affiliate" of YouNetwork and who has held restricted securities for over two years is not subject to the aforesaid volume limitations as long as the other conditions of the Rule are met. Possible or actual sales of our Common Stock by certain of our present Stockholders under Rule 144 may, in the future, have a depressive effect on the price of our Common Stock in any market which may develop for such shares. See "Description of Capital Stock-Shares Eligible for Future Sale." Such shares would be eligible for sale within one year under Rule 144 (subject to certain volume restrictions and other conditions imposed thereby) commencing February 4, 2000.


CONTROL BY DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL STOCKHOLDERS.


         Upon completion of the Offering, the directors, executive officers and principal stockholders of YouNetwork, will in the aggregate, beneficially own approximately 73.7% of the outstanding Common Stock. As a result, these stockholders will possess significant influence over YouNetwork, giving them the ability, among other things, to elect a majority of our Board of Directors and approve significant corporate transactions. Such share ownership and control may also have the effect of delaying or preventing a change in the control of YouNetwork, impeding a merger, consolidation, takeover or other business combination involving YouNetwork or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of YouNetwork, which could have a material adverse effect on the market price of our securities.


FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING.


         We currently anticipate that we have sufficient capital to meet our needs for working capital and capital expenditures for at least the next 6 months. After 6 months we will need to raise additional funds through a private or public offering of our securities in order to fund our operations while we build our customer base. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the Stockholders of YouNetwork will be reduced, Stockholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of the rights of YouNetwork's securities. There can be no assurance that additional financing will be available on terms favorable to YouNetwork, or at all. If adequate funds are not available or not available on acceptable terms, YouNetwork may not be able to fund its future operations, promote its brand as it desires, take advantage of unanticipated acquisition opportunities, develop or enhance services or respond to competitive pressures. Any such inability could have a material adverse effect on our business, results of operations and financial condition. We currently have no revenue and do not expect to have any revenue until we commence operations following this Offering.


DIVIDEND POLICY.

         We have never declared or paid any cash dividends on our capital stock to date and do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

                                CAPITALIZATION


The following table sets forth: (1) the historical capitalization YouNetwork Corp. as of December 31, 1998, and YouNetwork Corporation as of February 3, 1999; (2) pro forma effect of the issuance of 6,680,000 shares of Class C Common Stock of YouNetwork Corporation through Private Placements in March and April 1999 for consideration of $1,488,000 and the issuance of 1,479,452 shares of Class C Common Stock of YouNetwork Corporation to certain shareholders of YouNetwork Corporation in accordance with anti-dilutive provisions of a stockholders' agreement; (3) pro forma capitalization after giving effect to the merger of YouNetwork Corp. into YouNetwork Corporation on February 3, 1999, and issuance of 330,000 shares of Class C Common Stock of YouNetwork Corporation for each share of Common Stock of YouNetwork Corp. then outstanding; and (4) as adjusted for: (a) the issuance of 1,000,000 shares of Class A Common Stock for no cash proceeds with an assigned value of $.50 per share based on YouNetwork's most recent private placements of its Common Stock,
(b) the issuance of 1,000,000 shares of Class B Common Stock for no cash proceeds, and (c) offering costs of approximately $157,000.

This table should be read in conjunction with the financial statements of YouNetwork Corp., and the related notes thereto, and other financial information included in this prospectus. See "Use of Proceeds", "Dividend Policy", and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                            YouNetwork    Pro Forma     YouNetwork
                                                           (Historical)  Adjustments     Pro Forma     As Adjusted
                                                           -------------------------------------------------------
                                                                (1)         (2&3)           (3)            (4)
Long-term liabilities:
      Capital lease obligation                                $25,554     $       -         $25,554        $25,554
Stockholders' Equity:
      Common Stock, no par value; 200 shares authorized;
      100 shares issued and outstanding YouNetwork
      Corp. (historical), no shares issued and outstanding
      pro forma and as adjusted                               200,200      (200,200)             -              -

      Class A Common Stock, $.0001 par value, 1,500,000
      shares authorized; no shares issued and outstanding
      YouNetwork Corporation (historical) and 1,000,000
      Shares issued and outstanding as adjusted                   -               -              -             100

      Class B Common Stock, $.0001 par value, 1,500,000
      shares authorized, no shares issued and outstanding
      YouNetwork Corporation (historical) and 1,000,000
      shares issued and outstanding as adjusted                   -               -              -             100

      Class C Common Stock, $.0001 par value, 247,000,000
      shares authorized; no shares issued and outstanding
      YouNetwork Corporation (historical); 41,159,452
      issued and outstanding pro forma and as adjusted            -            4,116          4,116          4,116
      Additional-paid-in-capital                                  -        1,684,084      1,684,084      2,026,884
      Accumulated Deficit                                   (162,823)             -       (162,823)      (662,823)
                                                            ------------------------------------------------------

      Total stockholder's equity                               37,377     $1,488,000      1,525,377      1,368,377
                                                            ------------------------------------------------------

           Total capitalization                               $62,931     $1,488,000     $1,550,931     $1,393,931
                                                            ======================================================

Note: YouNetwork will not receive net proceeds from the sale of its Class A or Class B shares. One Class A Share will be offered to each of the first 250,000 Members at no cost. The remaining 750,000 Class A Shares will be offered to a Member based on each Member's Net Value. Class B Shares in this Offering is offered to a Member at a rate of one share for each $1.00 of a Member's rebate balance. A rebate balance is created when a Member is credited for a percentage of the value of products or services purchased on our Web site. A Member may choose to have their rebate balance paid to them in cash, purchase additional products or services or purchase Class B Shares in this Offering. If a Member chooses to purchase Class B Shares with his or her rebate dollars, the rebate balance will be reduced $1.00 for each Class B Share purchased. Since a rebate balance is a liability owed by YouNetwork to its Members, the purchase of a Class B Share will offset an outstanding liability to those Members who choose to purchase a Class B Share with their rebate dollars.

                                    DILUTION

Members of YouNetwork who receive our shares of Class A Common Stock will experience no dilution in their investment since they will receive their shares for no monetary payment. Members' who purchase our shares of Class B Common Stock will experience immediate and substantial dilution in the net tangible book value of their investment. The difference between the initial public offering price per share of Class B Common Stock and the net tangible book value per share of common stock after this offering constitutes the dilution per share of Class B Common Stock to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value or total tangible assets less total liabilities by the number of outstanding shares of common stock. As of December 31, 1998, we had a net tangible book value of $37,377, approximately $.001 per share of common stock. If we give effect to the distribution of 1,000,000 shares of Class A Common Stock for no monetary payment, and 1,000,000 shares of Class B Common Stock, at an assumed initial public offering price of $1.00 per share, the net tangible book value on December 31, 1998 would have been $880,377, or $.025 per share. This represents an immediate increase in the net tangible book value of approximately $.024 or an increase of 2,121% per share to existing stockholders and an immediate dilution of $.975 per share or 97.5% to new investors in Class B Common Stock. The following table illustrates the per share dilution assuming the distribution of 1,000,000 shares of Class A Common Stock for no monetary consideration and the sale of 1,000,000 shares of Class B Common Stock for $1.00 per share to be paid by a debit to a Member's rebate balance.

Assumed initial public offering
price per share for Class B Common Stock............................  $1.00

Net tangible book value
per share as of December 31, 1998................................... $0.001

Increase per share attributable
to this offering.................................................... $0.024

Net tangible book value per share
after this offering................................................. $0.025

Dilution per share to new investors in Class B Common Stock......... $0.975


The following table summarizes, as of December 31, 1998, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors.

                                                                  Average
                                   Shares Purchased               Total
                                                                  Consideration
                                                                  Price
                         Number    Percent     Amount    Percent  Per Share
                       ----------  -------  -----------  -------  ---------
Existing
Stockholders (1)(2)    33,000,000   94.28%   $  200,200   19.19%    $0.01

New Investors
(Class B Common Stock)  1,000,000     2.86      843,000   80.81      0.83
(Class A Common Stock)  1,000,000     2.86            -       -         -
                       -----------------------------------------
Total                  35,000,000  100.00%   $1,043,200  100.00%
                       =========================================

1. Adjusted to reflect the merger of YouNetwork Corp. into YouNetwork Corporation on February 3, 1999, and the issuance of 330,000 shares of Class C Common Stock of YouNetwork Corporation for each share of Common Stock of YouNetwork Corp., then outstanding. The purpose of the merger is to take advantage of the laws of the state of Delaware.

2. Does not include 6,680,000 shares of Class C Common Stock of YouNetwork Corporation for consideration of $1,488,000, issued in Private Placements in March and April of 1999, and 1,479,452 shares of Class C Common Stock of YouNetwork Corporation issued to certain stockholders in accordance with anti-dilutive provisions of a stockholders' agreement.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         The following discussion and analysis of the financial condition and results of operations of YouNetwork should be read in conjunction with, and is qualified in its entirety by, the more detailed information including the "Summary Financial Information" and our Financial Statements and the Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that may cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus.

OVERVIEW.


         YouNetwork is a development stage company, which is poised to launch a unique on line Consumer Network. Our Consumer Network will offer a broad range of consumer products and services through our Web site, www. YouNetwork.com. Our Web site is currently under development and will be operational before the offer of the Securities in this Offering.

         We believe that our Consumer Network is unique in that we will utilize our proprietary tracking technology to track the referrals of a YouNetwork Member, and to pay rebates to a Member based on his or her purchases and the purchases made by such referrals. Each Member of our Consumer Network may sponsor an individual for membership in our Consumer Network by sending an e-mail invitation or providing a sponsor code to a Member referred individual.

         A Member will receive a rebate based upon purchases he or she makes as well as the purchases made by a new Member who they refer (a direct referral). A Member will also receive rebates based upon purchases by any indirect referral, i.e., an individual who is referred to YouNetwork by the Member's direct referral. A Member's referral is tracked to the fifth level of referral. By way of example, a Member who is being tracked (the Tracked Member) refers Member number one (first level referral); Member number one refers Member number two (second level referral); Member number two refers Member number three (third level referral); Member number three refers Member number four (fourth level referral) and Member number four refers Member number five (fifth level referral). Rebates will be credited to the account of the Tracked Member for purchases made by first level referrals based upon a designated percentage of the rebate. A rebate at descending percentage rates will be credited to the account of a Tracked Member for purchases made by the second through fifth level referrals.

         When a Member, or the Member's direct or indirect referral purchases a product or service, a cash rebate is recorded as a Member's pending rebate balance. The pending rebate balance is not available to the Member until the transaction has been confirmed and the applicable time period in which a product may be returned has elapsed, which varies from 5 to 40 business days. The pending rebate balance is then transferred to a Member's available rebate balance. A Member can choose to receive any portion of the available rebate balance in the form of cash, use it to purchase other products or services, or apply the rebate balance to purchase Class B Shares at the purchase price of $1.00 of available rebate dollars. For example, if a Member purchased a book on our Website for $20.00 with a $1.25 rebate, and YouNetwork has a 30-day return policy on its books, the $1.25 rebate is recorded in the Member's pending rebate balance. If the product is not returned within 30 days and the transaction confirmed, the $1.25 is transferred from the Member's pending balance to his or her available rebate balance.

         The rebate percentage for each direct referral of a Member, and each indirect referral (through the fifth level of referral) are totaled to determine a Member's word-of-mouth influence (referred to as NetValue), within the membership of YouNetwork. One Class A Share will be offered at no cost to the first 250,000 individuals who register to become a Consumer Network Member. The remaining 750,000 Class A Shares will be distributed to Members based on their Net Value. Net Value will also determine a Member's entitlement to future Network promotions.

         Currently, we have contracted with two distributors, Muze, Inc. and Baker & Taylor, Inc., to sell computer hardware and software, books, music, video products, consumer electronics. We will also provide long-distance service through our arrangement with Qwest International, Inc.

         A YouNetwork Member will purchase our products with a major credit card by providing the requested information from our Web site. We will only sell our products through our YouNetwork Web site. Once we have received the necessary information, and confirmed the order from our purchasing Member, we will electronically transfer the order to a third-party distributor. The distributor will fulfill the order directly to our purchasing Member by delivery of a product through the U.S. mail or courier service. The sale of a consumer product will be recognized by us as revenue.

         Members may also register to receive our long distance telephone service through our Web site. A Member who requests long distance service through our Web site will be billed directly by our service provider, currently, Qwest International, Inc. Qwest will pay us $5.00 for each newly installed Qwest subscriber. Commissions are payable by Qwest approximately 45 days following the end of the month in which collected revenue is collected, or billed revenue is billed. See "License and Vendor Arrangements"

         All product fulfillment and post sale services will be provided by our distributors. We will not maintain an inventory in any products which we market. As a result, the costs of our operations will be limited to data management and front-end site development, product merchandising and general office and administration. We believe our costs will remain relatively fixed, while our membership and revenues grow. It is expected that our margins will be limited as we build our initial membership base and grow as our membership base increases. It is expected that we will operate at a loss in the foreseeable future as we develop our operating system, infrastructure and market the YouNetwork site. We have sufficient cash requirements to operate our YouNetwork site for the next six months. We may seek to raise additional funding through a private placement or another public offering. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. See "Risk Factors--Future Capital Needs; Uncertainty Of Additional Financing."

         By offering the first 250,000 of our Class A Shares at no cost to each consumer who registers to become a Consumer Network Member, offering the remaining 750,000 Class A Shares for NetValue; offering our Class B shares to each Member for a purchase price of $1.00, which may only be paid with rebates a Member may earn by making purchases on our Consumer Network, and by offering competitively priced products and purchase incentives in the form of cash rebates, we believe that we can develop an innovative online sales channel with low customer acquisition costs. The key elements of our approach are: (i) to utilize the cost-effective direct marketing capabilities of the Web to sell products to our customer base; (ii) to offer equity participation to rapidly attract a sizeable membership base; (iii) to develop a detailed member database; (iv) to continue to grow online reach and membership utilizing our proprietary Tracking technology; and (v) to provide customer convenience and competitive prices to encourage purchasing.

         We believe that promoting repeat usage and membership loyalty through equity ownership in YouNetwork will help establish us as a preferred destination among Web users.

         We were incorporated on January 14, 1998 (formerly known as YouNetwork Corp.), and have not yet commenced offering products or services for sale. Since our inception we have been primarily engaged in the development of our computer software programs, negotiating agreements with our Vendors, raising capital, and initial planning and development of the YouNetwork site and operations. As a result, there has not been any operating revenue generated by utilization of our services or products through December 31, 1998.

         We have funded our activities primarily from equity financing in the amount of $1,688,000, and from an advance of commissions from Qwest International Inc. in the approximate amount of $175,000. We will continue to require substantial funding to continue development of activities and to commence sales and marketing efforts. Our capital requirements will depend on many factors, including the problems, delays, expenses and complications frequently encountered by development stage companies; the progress and costs associated with our development of our computer software, future research, marketing or other funding arrangements; the availability of qualified personnel; the success of our sales and marketing programs; and changes in economic, regulatory or competitive conditions of our planned business.


         Our future net revenues will be generated from electronic-commerce, primarily through the sale of products and services on our Web site through our Vendor affiliations. Our increase in total net revenue will be primarily due to expansion in our Membership base, resulting in electronic-commerce revenue; and Web-based Vendor revenue. As we grow, our operating expenses will increase, and we expect that our operating expenses will continue to increase as a result of increased sales and marketing efforts, increased funding of site development, technology and operating infrastructure, and the increased general and administrative staff needed to support our growth.

         As of December 31, 1998, we had an accumulated deficit of $162,823. Moreover, we anticipate that we will incur net losses for the foreseeable future. The extent of these losses will be contingent, in part, on the amount and rates of growth in our net revenue from electronic-commerce and our Vendor affiliations. We expect our operating expenses to increase significantly, especially in the areas of sales and marketing and brand promotion, and, as a result, we will need to generate increased quarterly net revenue if profitability is to be achieved. We believe that our operating results are not meaningful and that the results for any period should not be relied upon as an indication of future performance. To the extent that net revenue does not grow at anticipated rates or that increases in our operating expenses precede or are not subsequently followed by commensurate increases in net revenue, or that we are unable to adjust operating expense levels accordingly, our business, results of operations and financial condition will be materially and adversely affected. There can be no assurance that our operating losses will not increase in the future or that we will ever achieve or sustain profitability. See "Risk Factors--Limited Operating History; No Assurance Of Profitability; Anticipated Losses."

         To date, we have entered into Vendor affiliations, license arrangements and strategic alliances in order to build our electronic commerce networks.

         On March 6, 1998, we entered into an agreement with Qwest International Inc., a successor in interest to LCI International Telecom Corp. ("Qwest") to solicit orders for long distance service. Qwest will pay us a 10% commission on toll revenue generated by our Members during the term of the Agreement and up to a maximum of 24 months following termination of the Agreement. The commission is currently 10% of collected revenue defined as an inter-exchange toll actually collected by Qwest relating to the services sold by YouNetwork (excluding taxes, installation charges, subscription fees and local loops) for those subscribers who remain on the Qwest service a minimum of 30 days. If in any month disconnects of subscribers sold within the first 30 days the service is sold by YouNetwork meet or exceeds 15% of those active subscribers sold within that same 30 day period, and if after notice from Qwest of the unacceptable disconnect percentage, YouNetwork fails to meet the established disconnect percentage within 30 days of the notice, Qwest may terminate the Agreement, and no usage commission will be payable by Qwest. The industry standard for such disconnects average 15% of subscribers within the first three months of the date service is sold to a subscribers, 12% for the three months after the initial three month period, and 7% for each month thereafter.

         Qwest advanced YouNetwork approximately $175,000 as of December 31, 1998. Commissions earned for the referral of customers will be offset against these advances. Advances made in excess of commissions earned are offset against advances payable by YouNetwork on the earlier of the termination of the Agreement or twelve months from the date of the Agreement. Each party may terminate this Agreement at any time during a renewal term upon 30 days prior written notice. Qwest may cancel this Agreement if we fail to attain the agreed upon monthly revenue volume from our subscribers discussed above.

         In July 9, 1998, we entered into a non-exclusive license with Baker & Taylor, Inc. ("B&T"), which distributes books, spoken word audio products and provides certain value added services. B&T gives us the ability to provide access to its proprietary data base to our Members. Under the terms of the Agreement we will pay B&T a license fee of $1,000 for the use of the data base for each year we use it. We will also pay a subscription fee each year of $1,650.

         The fees were payable to B&T in July 9, 1998, and are due each year thereafter up to July 2000, at which time the Agreement is subject to negotiation. B&T may increase the fee at its option after giving notice to YouNetwork. We can terminate this agreement for any reason by giving 30 days prior written notice. The Agreement is automatically renewed for two consecutive periods of one year ending on July 2002.

         In January 4, 1999, we also entered into a non-exclusive license with Muze, Inc. for us to gain access to music, video and book databases for a one year period, which will renew automatically for successive one year periods unless either party notifies the other in writing to terminate the agreement at least (60) days before the end of the term of any successive term. Pursuant to the Agreement, we must pay a license fee of $1,000 per music, video and book database. The fee was due and paid on March 1, 1999.

         In order to increase reach and membership, we intend to continue to seek additional strategic relationships with our license arrangements and Vendor affiliates and distributors, including, alliances that create co-branded sites through which YouNetwork markets its services. Vendor affiliations carry numerous risks and uncertainties, including risks of entering business markets in which we have none or limited prior experience. No assurance can be given as to our ability to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and the failure to do so could have a material adverse effect on our business, results of operations and financial condition. In addition, there can be no assurance that we will be successful in identifying potential Vendor affiliation candidates.

         Our Vendor affiliations provide for order fulfillment directly to our customers. We will not maintain an inventory in any product line which we market. There are inherent risks coordinating with Vendors for order fulfillment, including but not limited to, product obsolescence, excess inventory, inventory shortages resulting in unfulfilled orders, which could materially adversely affect operating results in the future. See "Risk Factors--Reliance On Vendor Affiliations" and "--Risk Of Reliance On Internally Developed Systems."

HISTORICAL RESULTS OF OPERATIONS.

         From inception, operations have been in the early stages of development. YouNetwork had no revenues for the period ended December 31, 1998. YouNetwork incurred expenses of $162,823, consisting of compensation expense, system development costs and other general and administrative expenses.

         Compensation expenses are related to establishing strategic relationships through license arrangements and vendor affiliations to market the business. In addition, YouNetwork incurred costs in developing its proprietary Tracking system as well as other general and administrative expenses since inception.

         As of December 31, 1998, we had U.S. net operating loss carry forwards for federal income tax purposes of approximately $162,000. There can be no assurance that we will realize the benefit of the net operating loss carryforwards. The federal net operating loss carryforward will expire in the fiscal year 2013. We have established a valuation allowance with respect to these federal and state carryforwards. "See Notes to Financial Statements, Note 6."

         We expect operating results to fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include demand for the products we sell through our Web site, consumers' acceptance of electronic commerce and, in particular, direct e-mail marketing as a medium for the purchase of goods and services, the level of traffic on the YouNetwork site, the amount and timing of capital expenditures and other costs relating to the expansion of our operations, the introduction of new or enhanced services by YouNetwork or our competitors, the timing and number of new hires, the availability of desirable products and services for sale through our Web site, the accuracy of our predictions regarding optimal inventory levels for products, the loss of a key Vendor affiliation or relationship by YouNetwork, changes in our pricing policy or those of our competitors, the mix of products and services sold by us, engineering or development fees that may be paid in connection with adding new Web site development and publishing tools, technical difficulties with the YouNetwork site, incurrence of costs relating to general economic conditions, and economic conditions specific to the Internet or all or a portion of the technology market. As a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or business combinations that could have a material adverse effect on our business, results of operations and financial condition. In order to accelerate the promotion of the YouNetwork brand, we intend to significantly increase our marketing budget, which could materially and adversely affect our business, results of operations and financial condition. We expect to experience seasonality in our business, with user traffic on the YouNetwork site potentially being lower during the summer and year-end vacation and holiday periods when overall usage of our Web site is lower. Because Web-based commerce is an emerging market, additional seasonal and other patterns may develop in the future as the market matures. Any seasonality is likely to cause quarterly fluctuations in our operating results, and there can be no assurance that such patterns will not have a material adverse effect on our business, results of operations and financial condition.

LIQUIDITY AND CAPITAL RESOURCES.

         As of December 31, 1998, our principal commitments consisted of obligations outstanding under operating and capital leases. Although we have no material commitments for capital expenditures, we anticipate a substantial increase in our capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel.

         Our capital requirements depend on numerous factors, including, market acceptance of our services, the amount of resources we devote to investments in YouNetwork electronic-commerce networks, the resources we devote to marketing and selling our services and our brand promotions and other factors. We have experienced a substantial increase in our capital expenditures since our inception consistent with the growth in our operations and staffing; we anticipate that this will continue for the foreseeable future particularly relating to our Web site and systems infrastructure. We believe that our current cash will be sufficient to meet our anticipated needs for working capital, capital expenditures and business expansion for the next 6 months. Thereafter, if cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or to obtain a credit facility. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. See "Risk Factors--Future Capital Needs; Uncertainty Of Additional Financing."

NO PROCEEDS FROM THE SALE OF CLASS A OR CLASS B SHARES.

         YouNetwork will not receive proceeds from the sale of its Class A or Class B shares. One Class A Share will be offered to the first 250,000 Members at no cost. The remaining 750,000 Class A Shares will be offered to a Member based on each Member' s Net Value. A Class B Share in this Offering is offered to a Member at a rate of one share for each $1.00 of a Member's rebate balance. A rebate balance is created when a Member is credited for the value of the product or service purchased on our Web site. A Member may choose to have a percentage of their rebate balance paid to them in cash, to purchase additional products or services or to purchase a Class B Share in this Offering. If a Member chooses to purchase a Class B Share with his or her rebate dollars, the rebate balance will be debited $1.00 for each Class B Share purchased. Since a rebate balance is a liability owed by YouNetwork to its Members, the purchase of Class B Shares will offset our outstanding liability to those Members who choose to purchase a Class B Share with their rebate dollars. If a Member chooses to purchase a Class B share with rebate dollars - we will not have to provide a cash rebate and his or her rebate balance will be reduced.

YEAR 2000 COMPLIANCE.

         Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results. We believe that our products and internal systems are year 2000 compliant.

      Our systems are built upon multiple layers of third party software and hardware components. A system failure that originates in one or more of these layers may affect the performance and accuracy of computations carried out by our systems as a whole. No assurances have been given to us by Vendors or third parties which supply us with components regarding the Year 2000 compliance.
We are currently conducting a survey without Vendors and third party suppliers, which may or may not uncover a potential source of a year 2000 non-compliance problem. We cannot represent that our systems are fully and completely Year 2000 compliant although efforts are being made to minimize the possibility of such a failure. Our efforts to become year 2000 compliant are as follows:

1. Where data corruption issues are concerned, we have instituted a full scale 24 hour archival process where the data archives are maintained.

2. Windows NT Basic Input Output System Year 2000 compliance is under review.

3. We are currently requesting Year 2000 compliance and certification of compliance from database vendors and third party application server software vendors. No assurances have been given to us regarding full certification by any of our Vendors. We will be maintaining readiness data and upgrading if possible and if deemed necessary.

4. We estimate the cost of system re-engineering based on any Year 2000 non-compliance to reach a maximum of $2,000,000. This estimate is based on hardware purchases and application of software patches as well as the worst case replacement of the YouNetwork infrastructure system within a one month period. Our cost of system re-engineering based on Year 2000 non-compliance is as follows: (a) systems survey from $ 40,000 - $60,000; hardware systems upgrade and swapping from $ 0.00 to $1,200,000; (c) software re-writing from $40,000 to $400, 000; and (d) miscellaneous administrative costs from $20,000 to $300,000.

      The 2,000,000 cost reflects the maximum out of pocket expense that we believe is necessary if our Year 2000 non-compliance survey finds that 100% of our system and hardware and software assets are Year 2000 non-compliant. Our cost for Year 2000 non-compliant subsystems will be a minimum of approximately $100,000; however, our source of funds for re-engineering based on any year 2000 non-compliance, which may reach a maximum of $2,000,000, will be from future private or public financing. There can be no assurance that we will be able to raise the necessary financing to assure Year 2000 compliance or that financing will be available in amounts or on terms acceptable to us, if at all. See "Risk Factors--Future Capital Needs; Uncertainty Of Additional Financing."

5. Our ongoing survey and investigation is expected to conclude by June of 1999. All YouNetwork database Vendors and third party application server software vendors that YouNetwork maintains a data transfer relationship with will be treated as Year 2000 non-compliant until such time as these entities provide us with written confirmation of Year 2000 compliance.


RECENT ACCOUNTING PRONOUNCEMENTS.

              In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for all fiscal periods beginning after June 15, 1999. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction and, if it is the type of hedge transaction. Management of the Company anticipates that due to its limited use of derivative instruments, the adoption of SFAS No. 133 will not have a material impact on the Company's financial position or results of operations.

                                    BUSINESS

         This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in these forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW.

         YouNetwork is a development stage company which is poised to launch a unique and novel on line Consumer Network. By combining the virtues of cooperative marketing with incentives designed to reward a Member's purchasing influence, the Consumer Network will seek to develop a sizeable membership base (without entry fees), and to distinguish itself from the emerging wave of direct Internet marketing companies which are seeking to tap the rapidly developing market for Internet commerce.

         YouNetwork has developed proprietary tracking technology, which will be utilized to track the referrals of a YouNetwork Member, and to pay rebates to a Member based on purchases made by the Member and Member referrals. Each Member of our Network may sponsor an individual for membership in our consumer network by sending an e-mail invitation or providing a sponsor code to the referred individual.

         A Member will receive a rebate based upon purchases he or she makes as well as the purchases made by a new Member who they refer (a direct referral). A Member will also receive rebates based upon purchases by any indirect referral, i.e., an individual who is referred to YouNetwork by the Member's direct referral. A Member's referral is tracked to the fifth level of referral. By way of example, a Member who is being tracked (the Tracked Member) refers Member number one (first level referral); Member number one refers Member number two (second level referral); Member number two refers Member number three (third level referral); Member number three refers Member number four (fourth level referral) and Member number four refers Member number five (fifth level referral). Rebates will be credited to the account of the Tracked Member for purchases made by first level referrals based upon a designated percentage of the rebate. Rebates at descending percentage rates will be credited to the account of a Tracked Member for purchases made by the second through fifth level referrals.

         When a Member or the Member's direct or indirect referral purchases a product or service, a cash rebate is recorded as a Member's pending rebate balance. The pending rebate balance is not available to the Member until the transaction has been confirmed and the applicable time period in which a product may be returned has elapsed, which varies from 5 to 40 business days. The pending rebate balance is then transferred to a Member's available rebate balance. A Member can choose to receive any portion of the available rebate balance in the form of cash, use it to purchase other products or services or apply the rebate balance to purchase Class B Shares at the purchase price of $1.00 of available rebate dollars. For example, if a Member purchased a book for $20.00 with a $1.25 rebate, and YouNetwork has a 30-day return policy on books, the $1.25 rebate is recorded in the Member's pending rebate balance. If the product is not returned within 30 days and the transaction confirmed, the $1.25 is transferred from the Member's pending balance to his or her available rebate balance.

         The rebate percentages for each direct referral of a Member, and each indirect referral (through the fifth level of referral) are totaled to determine a Member's word-of-mouth influence (referred to as NetValue). The first 250,000 individuals who register as a Consumer Network Member will be allotted one Class A Share each at no cost. The remaining 750,000 Class A Shares will be distributed to a Member based on a Member's Net Value. Net Value will also determine a Member's entitlement to future Network promotions. No Shares will be distributed for a fractional NetValue point.

CLASS A SHARE.

         We will distribute one Class A Share (for an aggregate of 250,000 Class A Shares) to each of the first 250,000 Members of our Consumer Network at no cost. The remaining 750,000 Class A Shares will be distributed to Members based on their Net Value. Each Member will receive one Class A Share for each whole point of NetValue they achieve as a result of direct and indirect referrals, until such time as all the 750,000 Class A Shares have been distributed. By way of example, a Member achieving a NetValue of 5.3 will receive five Class A shares and a Member achieving a NetValue of 6.6 will receive six Class A shares.

         Record ownership of a Class A Share shall be made by bookkeeping entry. A Member shall receive confirmation of his or her ownership in an uncertificated share by e-mail. Members who request a stock certificate to evidence their ownership in a Class A or Class B Share shall be charged a nominal fee for shipping and handling. We will distribute the Class A Shares to our Members until such time as all the Class A Shares included in the registration statement, of which this prospectus forms a part, are fully distributed.

CLASS B SHARE.

         When a Member or the Member's direct or indirect referral purchases a product or service, a cash rebate is recorded in a Member's pending rebate balance. A rebate is transferred to a Member's available rebate balance, approximately 5 to 40 business days after the transaction has been confirmed, and the applicable return period has elapsed. A Member can request his or her rebate in the form of cash, use it to purchase a product or service, or to purchase a Class B Share at the purchase price of $1.00 of available rebate dollars. The rebate percentage for each direct referral of a Member and each indirect referral (through the fifth level of referral) are totaled to determine a Member's word-of-mouth influence (referred to as NetValue).

         Record ownership of a Class B Share shall be made by bookkeeping entry. A Member shall receive confirmation of his or her ownership in an uncertificated share by e-mail. Members who request a stock certificate to evidence their ownership in a Class A or Class B Share shall be charged a nominal fee for shipping and handling. We will distribute Class B Shares to our Members until such time as all the Class B shares included in the registration statement, of which this prospectus forms a part, are fully distributed.

         By offering the first 250,000 Class A Shares to the first 250,000 consumers who registers to become a Consumer Network Member; by offering the remaining 750,000 Class A Shares to our Members based upon their NetValue; and with competitively priced products and purchase incentives in the form of rebate dollars, we believe that we can develop an innovative online sales channel with low customer acquisition costs. The key elements of our approach are: (i) to utilize the cost-effective direct marketing capabilities of the Web to sell products to our customer base; (ii) to offer equity participation to rapidly attract a sizeable membership base; (iii) to develop a detailed member database; (iv) to continue to grow online reach and membership utilizing our proprietary Tracking technology; and (v) to provide customer convenience and competitive prices to encourage purchasing.

                              INDUSTRY BACKGROUND

GROWTH OF THE INTERNET.

         The Internet has emerged as a global medium, enabling millions of people worldwide to share information, communicate and conduct business electronically. Studies by Jupiter Research report that total electronic-commerce for the calendar year 1998, reached approximately $200 billion, with consumer commerce estimated at 10 to 15% of that total. Visa International studies suggest that consumer electronic commerce alone will reach $100 billion by 2001. Recent studies by Ziff-Davis Market Intelligence report that more than 23 million United States households are connected to the Internet and almost 16 million of those are participating in electronic-commerce. This growth is expected to be driven by the large and growing number of PCs installed in homes and offices, the decreasing cost of PCs, easier, faster and cheaper access to the Internet, improvements in network infrastructure, the proliferation of Internet content and the increasing familiarity with and acceptance of the Internet by businesses and consumers. The Internet possesses a number of unique characteristics that differentiate it from traditional media: a lack of geographic or temporal limitations; real-time access to dynamic and interactive content; and instantaneous communication with a single individual or with groups of individuals. As a result of these characteristics, Web usage is expected to continue to grow rapidly. The proliferation of users, combined with the Web's reach and lower cost of marketing, has created a powerful direct sales and marketing channel.

ELECTRONIC-COMMERCE.

         The growing adoption of the Web represents a significant opportunity for businesses to conduct commerce over the Internet. One factor in this projected growth is the increasing variety of transactions that take place on the Web. Initially, companies focused on facilitating Internet transactions between businesses. More recently, however, a number of companies have targeted business-to-consumer transactions. These companies typically use the Internet to offer standard products and services that can be easily described with graphics and text and that do not necessarily require a physical presence for purchase such as software, books, music CDs, videocassettes, home loans, airline tickets and online banking and stock trading. The Internet allows these companies to develop one-to-one relationships with customers without making significant investments in traditional infrastructure such as retail outlets, Vendor networks and sales personnel.

THE DIRECT MARKETING OPPORTUNITY OF THE INTERNET.

         The same advantages that facilitate the growth of electronic-commerce and advertising make the Internet a compelling medium for direct marketing campaigns. Direct marketing over the Internet uses e-mail to reach potential buyers, potentially offering them a significantly broader selection of products and services than is available locally. Internet-based direct marketing also allows marketers to rapidly collect meaningful demographic information and feedback from consumers and to use this information to tailor new messages quickly. Registration information typically collected by Web sites, and user involvement in topical electronic commerce networks of interest, provide additional demographic information. This offers businesses the chance to increase the effectiveness of their direct marketing campaigns, which may translate into higher sales. Moreover, the costs of direct marketing through e-mail are dramatically lower than those of traditional direct marketing techniques. As a result, Internet-based direct marketing campaigns can be profitable at response rates that are a fraction of the rates for traditional campaigns.

THE YOUNETWORK SOLUTION.

         YouNetwork will use the unique characteristics of the Web to cost-effectively market our products and services and to develop a sizeable membership base. By offering our Members a variety of competitively priced branded products offerings, together with purchase incentives, rebates and equity participation in YouNetwork, we believe that we have created an innovative online sales channel with low customer acquisition costs. The key elements of the YouNetwork approach are:

           (a)   Development of a Detailed Member Database.

           We expect to gather a significant base of information about our Members through registration information, responses to closed end beta tests and purchasing information obtained from third parties. As Members join YouNetwork, and as we obtain a purchasing history data, the level of information regarding YouNetwork's Members will continue to grow. We intend to use this growing database to target offers, increase our range of product offerings and encourage future transactions and involvement with the YouNetwork site. Information obtained from a Member will be kept confidential.


           (b)  Customer Convenience.


           YouNetwork intends to provide attractive electronic-commerce opportunities for potential purchasers. Order processing services will be available 24 hours a day, seven days a week, which facilitates on-demand ordering. Purchasers will be able to reach the YouNetwork site from the home or office. Our Vendors will ship products directly to a Member's address, without the need to travel to a store, thereby enhancing convenience, particularly for customers in rural locations without ready access to retail stores.


           (c)  Equity Participation.

           As part of our promotion to rapidly build membership, we will offer, at no cost, One Class A share to each of our first 250,000 Members who have joined our Consumer Network, an additional 750,000 Class A Shares to our Members based upon their NetValue; and 1,000,000 Class B Shares to our Members for a purchase price of $1.00 each, which Class B Shares may only be paid with rebates a Member may earn by making purchases on our Consumer Network.

           We will record all sales of our Class A and Class B Shares by listing the number of shares owned by a Member on his or her home page. Record ownership of either a Class A or Class B Share shall be made by bookkeeping entry. A Member shall receive confirmation of his or her ownership in an uncertificated share by e-mail. Members who request a stock certificate to evidence their ownership in a Class A or Class B Share shall be charged a nominal fee for shipping and handling. YouNetwork will distribute the Class A and Class B shares to registered members until such time as all the Class A and Class B shares are fully distributed.

           (d) Net Value.

           YouNetwork has developed proprietary tracking technology, which will be utilized to track the referrals of a YouNetwork Member, and to pay rebates to the Member based on his or her purchases and the purchases made by Member referrals.

           A Member will receive a rebate based upon purchases he or she makes as well as the purchases made by a new Member who they refer (a direct referral). A Member will also receive rebates based upon purchases by any indirect referral, i.e., an individual who is referred to YouNetwork by the Member's direct referral. A Member's referral is tracked to the fifth level of referral. By way of example, a Member who is being tracked (the Tracked Member) refers Member number one (first level referral); Member number one refers Member number two (second level referral); Member number two refers Member number three (third level referral); Member number three refers Member number four (fourth level referral) and Member number four refers Member number five (fifth level referral). Rebates will be credited to the account of the Tracked Member for purchases made by first level referrals based upon a designated percentage of the rebate. Rebates at descending percentage rates will be credited to the account of a Tracked Member for purchases made by the second through fifth level referrals.

         When a Member or the Member's direct or indirect referral purchases a product or service, a cash rebate is recorded as a Member's pending rebate balance. The pending rebate balance is not available to the Member until the transaction has been confirmed and the applicable time period in which a product may be returned has elapsed, which varies from 5 to 40 business days. The pending rebate balance is then transferred to a Member's available rebate balance. A Member can choose to receive any portion of the available rebate balance in the form of cash, use it to purchase other products or services, or apply the rebate balance to purchase Class B Shares at the purchase price of $1.00 of available rebate dollars. For example, if a Member purchased a book for $20.00 with a $1.25 rebate, and YouNetwork has a 30-day return policy on books, the $1.25 rebate is recorded in the Member's pending rebate balance. If the product is not returned within 30 days and the transaction confirmed, the $1.25 is transferred from the Member's pending balance to his or her available rebate balance.

         The rebate percentages for each direct referral of a Member, and each indirect referral (through the fifth level of referral) are totaled to determine a Member's word-of-mouth influence (referred to as NetValue), within the membership of YouNetwork. The first 250,000 individuals who register as a Member of YouNetwork will be allotted one Class A Share each at no cost . The remaining 750,000 Class A Shares will be distributed to a Member based on a Member's Net Value. Net Value will also determine a Member's entitlement to future Network promotions. No shares will be distributed for a fractional NetValue point.

         By offering the first 250,000 Class A Shares to the first 250,000 consumers who registers to become a Consumer Network Member, by offering the remaining 750,000 Class A Shares to our Members based upon their NetValue, and with competitively priced products and purchase incentives in the form of rebate dollars, we believe that we can develop an innovative online sales channel with low customer acquisition costs. The key elements of our approach are: (i) to utilize the cost-effective direct marketing capabilities of the Web to sell products to our customer base; (ii) to offer equity participation to rapidly attract a sizeable membership base; (iii) to develop a detailed member database; (iv) to continue to grow online reach and membership utilizing our proprietary Tracking technology; and (v) to provide customer convenience and competitive prices to encourage purchasing.


STRATEGY.

         Our objective is to develop a sizeable membership base and to create a network which will provide consumers with built in incentives to participate in on line commerce. Key strategies to achieve this objective include:

           (a) Focus on Membership Growth.


           We plan to increase membership by: (i) providing initial equity participation through the issuance of Securities in YouNetwork; (ii) offering a broad and expanding array of products and services at competitive reduced prices; and (iii) offering incentive rebates based on Member purchases and purchases by a Member's referrals.


           (b) Build Strong Brand Recognition.

           We believe that establishing and leveraging the YouNetwork brand is critical to our ultimate success. We intend to develop our brand recognition through effective marketing and promotion and improved customer service.

           (c) Promote Repeat Usage and Member Loyalty.


           We believe that community-based Web sites have an inherent potential for creating and retaining a loyal membership base, particularly when combined with product and service offerings such as those provided by YouNetwork. We intend to promote repeat usage and Member loyalty by expanding our product offerings and by creating incentives to buy through our Consumer Network based upon our rebate program.


           (d) Offer New Products and Services.


           Our product offerings will include computer software, computer accessories and peripherals, consumer electronics, books and music and entertainment products. We also intend to enter into strategic alliances with a host of other vendors to provide additional brand name products and services to YouNetwork.


           (e) Maintain and Improve Technological Focus and Expertise.


           We believe that highly advanced functionality and performance of the YouNetwork site are critical to our ultimate success. We are committed to site reliability and accessibility, and intend to make continuous enhancements to our technology, such as upgrading and expanding server and networking infrastructure, increasing fault tolerance and improving Internet connections. In addition, we intend to increase the efficiency of our transaction processing and fulfillment operations, and the sophistication of our direct marketing campaign management software.


           (f) How Visitors Become Members.


           To become a Member, a visitor must provide his or her name and billing address; no fee is required to become a Member. Information obtained from a Member is treated as confidential.


           (g) Converting Membership Into Commerce Revenue.


           Following membership registration, a new Member will receive a user name and a password to enable a Member to log on to our Consumer Network. As our membership base grows, we will further develop our Member database enabling us to identify and effectively target consumers having an affinity for certain products and services.

           (h) Purchase of our Class A and Class B Shares.

           Members may purchase our Class A and Class B Shares on our Web site at www. YouNetwork. Com. Our Website is currently under development and will be operational before this Offering is made to our Members. Members who purchase Class A Shares will acknowledge on our Web site that they accept and agree to the Class A Shares Lock-up Period and their conversion into Class B Shares within 12 months from the date of this offering. Members who do not agree to be subject to the terms controlling the Class A Shares will not be sold Class A Shares.

           (i) Delivery of uncertificated Class A and Class B Shares.

           We will record each sale of our Class A and Class B Shares, and list the number of shares owned by a Member, on his or her home page. Record ownership of our Securities shall be made by bookkeeping entry. A Member will receive confirmation of his or her ownership in our Securities by e-mail. Members requesting a Stock Certificate to evidence their ownership in our Securities will be charged a nominal fee for shipping and handling.

           (j) Delivery of a Final Prospectus

           YouNetwork will only offer the Securities in this Offering to those Members who accept electronic delivery of our final prospectus. A Member who refuses to accept electronic delivery of our prospectus will not be offered the Securities in this offering


           LICENSE AND VENDOR ARRANGEMENTS.

         In July 1998, we entered into a non-exclusive license with Baker & Taylor, Inc. ("B&T"), which distributes books, spoken word audio products and provides certain value added services. B&T gives us the ability to provide access to its proprietary data base to our Members. Under the terms of the Agreement we will pay B&T a license fee of $1,000 for the use of the data base for each year we use it. We will also pay a subscription fee each year of $1,650. The fees were payable to B&T in July 1998, and are due each year thereafter up to July 2000, at which time the Agreement is subject to negotiation. B&T may increase the fee at its option after giving notice to YouNetwork. We can terminate this agreement for any reason by giving 30 days prior written notice. The Agreement is automatically renewed for two consecutive periods of one year ending on July 2000.

         In January 4, 1999, we also entered into a non-exclusive license with Muze, Inc. for us to gain access to music, video and book databases for a one year period which will renew automatically for successive one year periods unless either parties notifies the other in writing to terminate the agreement at least (60) days before the end of the term of any successive term. Pursuant to the Agreement we must pay a license fee of $1,000 per music, video and book database. The fee was due and paid on March 1, 1999.

         On March 6, 1998, we entered into an agreement with Qwest International Inc., a successor in interest to LCI International Telecom Corp. ("Qwest") to solicit orders for long distance service. Qwest will pay us a 10% commission on toll revenue generated by our Members during the term of the Agreement and up to a maximum of 24 months following termination of the Agreement. The commission is currently 10% of collected revenue defined as an inter-exchange toll actually collected by Qwest relating to the services sold by YouNetwork (excluding taxes, installation charges, subscription fees and local loops) for those subscribers who remain on the Qwest service a minimum of 30 days. If in any month disconnects of subscribers sold within the first 30 days the service is sold by YouNetwork meet or exceeds 15% of those active subscribers sold within that same 30 day period, and if after notice from Qwest of the unacceptable disconnect percentage, YouNetwork fails to meet the established disconnect percentage within 30 days of the notice, Qwest may terminate the Agreement, and no usage commission will be payable by Qwest. The industry standard for such disconnects average 15% of subscribers within the first three months of the date service is sold to a subscribers, 12% for the three months after the initial three month period, and 7% for each month thereafter.

          Qwest advanced YouNetwork approximately $175,000 as of December 31, 1998. Commissions earned for the referral of customers will be offset against these advances. Advances made in excess of commissions earned are offset against advances are payable by YouNetwork on the earlier of the termination of the Agreement or twelve months from the date of the Agreement. Each party may terminate this Agreement at any time during a renewal term upon 30 days prior written notice. Qwest may cancel this Agreement if we fail to attain the agreed upon monthly revenue volume from our subscribers discussed above.

         We view our strategic relationships as a key factor in our overall business strategy; however, there can be no assurance that our Vendor affiliates will view their relationships with us as significant to their own business or that they will not reassess their commitment to us in the future. There can be no assurance that any agreement with a Vendor would be specifically enforceable by YouNetwork. Our arrangements with our Vendors generally may be terminated by either party with little notice. There can be no assurance that these relationships will be successful. In the event that any one or more of our strategic relationship is discontinued for any reason, YouNetwork's business, results of operations and financial condition may be materially adversely affected. In addition, there can be no assurance that YouNetwork will be successful in establishing additional Vendor relationships. See "Risk Factors--Reliance On Strategic Relationships."


SALES AND MARKETING.

         Our sales and marketing strategy is designed to strengthen awareness of the YouNetwork brand, increase online traffic, build Member loyalty, maximize repeat purchases, increase the size and frequency of electronic commerce transactions and develop additional revenue opportunities.

           (a)  Marketing the YouNetwork Site.


           We expect that the marketing of our services will be primarily by word-of-mouth and indirect promotions by Members with links to the YouNetwork site and through the use of our services. We believe that such relationship marketing (along with our unique equity participation and rebate incentives) will generate a substantial amount of additional traffic and new Members. To augment these marketing efforts, we intend to initiate a more formal and aggressive brand promotional campaign to enhance membership growth, and draw additional advertisers and commerce partners. See "Risk Factors--Reliance On Strategic Relationships."


           (b) Product Marketing.


           YouNetwork will apply a direct marketing program, modeled after traditional direct mail campaigns, to generate product sales. As we gather additional information about our Members, we intend to further target our offers and increase our range of product offerings. Information obtained from a Member is treated as confidential.


WAREHOUSING AND FULFILLMENT.

         We will be totally dependant on Vendors and distributors for all of our product and service fulfillment. We have no fulfillment operation or facility of our own; accordingly, we will need to establish and maintain relationships and affiliations with a broad array of vendors and distributors in order to offer our Members a broad based product mix at competitive and discounted prices. We will not maintain an inventory in any product line.


         We will use automated interfaces for accepting, sorting and processing orders to enable us to achieve the most rapid and economical purchase and delivery terms. All of our orders will be processed online. Once we receive an order, we will send a confirmation by e-mail to the customer. At the end of each day, we will send all orders to our Vendors and distributors for processing. Our Vendors and distributors will then pack and ship orders, providing confirmation to YouNetwork along with UPS shipping information for all ground-shipped U.S. orders. YouNetwork will forward shipping information by e-mail to customers, along with a link to UPS for package tracking. There can be no assurance that we will successfully establish and, if established, maintain relationships and affiliations with Vendors and distributors on terms satisfactory to us. See "Risk Factors-Vendor Affiliations."

TECHNOLOGY AND INFRASTRUCTURE.


         Our systems are designed for portability, efficiency and growth. Using state of the art technology from Windows NT and Unix technology we have created a custom solution that is based on high bandwith access, latest server technology and redundant storage systems. We have placed an emphasis on portability of our application modules in order to support the migration of systems as they encounter the added demand of a fast growing customer base. Our access to the Internet is re-enforced with multiple support providers and daily and weekly backups to minimize data loss as a result of system failure. A high degree of automation is employed to assure quality of service as well as cost-efficient operation of our system. We continue to monitor and upgrade components of our infrastructure with the goal of providing highly productive user experience to our Members. See "Risk Factors--Risks Of Capacity Constraints; System Failures; Technological Risks" and "Risk Of Reliance On Internally Developed Systems."


COMPETITION.


         The market for electronic-commerce direct selling channels on the Internet is new and rapidly evolving, and competition for members, consumers and visitors is intense and is expected to increase significantly in the future. Barriers to entry are relatively insubstantial. We believe that the principal competitive factors for companies seeking to create electronic-commerce networks on the Internet are critical mass, functionality, brand recognition, member affinity and loyalty, broad demographic focus and open access for visitors. Other established companies which are primarily focused on creating electronic-commerce networks on the Internet and with whom we will compete, include, companies such as: Amazon.com, Value America, Shopping.com, Buy.com, the NetMarket division of Cendent Corporation, and Ebay.com. We could also face competition in the future from Web directories, search engines, shareware archives, content sites, commercial online service providers, sites maintained by Internet service providers, traditional media companies and other entities that attempt to or establish electronic-commerce networks on the Internet by developing their own community or acquiring one of our competitors. There can be no assurance that our competitors and potential competitors will not develop electronic-commerce networks that are equal or superior to us or that achieve greater market acceptance.

         Nearly all of our existing and potential competitors, including Web directories and search engines and large traditional media companies, have longer operating histories in the Web market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than YouNetwork. Such competitors are able to undertake more extensive marketing campaigns for their brands and services, and make more attractive offers to potential employees, Vendor affiliates, commerce companies and third-party content providers. There can also be no assurance that we will be able to compete successfully against our current or future competitors or that competition will not have a material adverse effect on our business, results of operations and financial condition. See "Risk Factors--Competition."


INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS.


         We regard our technology as proprietary and attempt to protect it by relying on trademark, service mark, copyright and trade secret laws and restrictions on disclosure and transferring title and other methods. We currently have no patents and we do not anticipate that patents will become a significant part of our intellectual property in the foreseeable future. We will enter into confidentiality or license agreements with our employees and consultants, and we will attempt to limit access by Vendors of our proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. Policing unauthorized use of our proprietary information is difficult. Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving, and no assurance can be given as to the future viability or value of any proprietary rights of YouNetwork.


EMPLOYEES.


         As of December 31, 1998, YouNetwork had three full-time employees and three part-time employees. Our future success will depend, in part, on our ability to continue to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. From time to time, we also employ independent contractors to support our research and development, marketing, sales and support and administrative organizations. Our employees are not covered by any collective bargaining agreement, and we have never experienced a work stoppage. We believe our relations with our employees are good.

FACILITIES.


         Our headquarters are currently located in a leased facility in the Borough of Manhattan, New York, New York, consisting of approximately 1,000 square feet of office space, which is under a lease that expires April 3, 2003. We will carry business interruption insurance but not a secondary "off-site" systems or a formal disaster recovery plan. We will also carry a Data Loss Insurance Policy when our Web site is operational to cover any losses as a result of certain security breaches. Our present network operations and bandwith infrastructure located at our facility is capable of handling expected customer demand for the next 6 month, after six months we will have to expand to accommodate expected growth. We will finance expected growth through private and public financing within the next six months. There can be no assurance we will be successful in addressing such growth, and any failure to do so could have a material adverse effect on our business, results of operations and financial condition. See "Future Capital Needs; Uncertainty of Additional Financing."

                                   MANAGEMENT

                EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES


         The executive officers, directors and key employees of YouNetwork and their respective ages as of April 19, 1999, are as follows:


NAME                      AGE     POSITION

Kyle S. Taylor.............41     President and Director
Don S. Senerath............29     Chief Executive Officer, and Director
Peter R. Silverman.........52     Director


KYLE S. TAYLOR

         Kyle S. Taylor has been President of YouNetwork since its inception in January 1998. After attending the University of Tennessee, Mr. Taylor spent twelve years in the retail apparel business both working as an executive with a division of Federated Corporation as well as owning and operating a privately held retail business. In 1994, Mr. Taylor was hired by Delta Woodside Industries, a NYSE textile conglomerate, as Vice President of Merchandising with responsibilities for product development, brand marketing and merchandising. During his tenure at Delta Woodside he developed and implemented several marketing campaigns, including a national product launch in conjunction with Sears Corporation, J.C. Penny, Federated Department Stores and other major retail accounts. In 1996, Mr. Taylor pursued new opportunities in the On-Line Marketing. As Marketing Director for Interactive Imaginations, the owners of Riddler.com and The Commonwealth Network, he was responsible for developing electronic-commerce programs with on-line retailers and corporate sponsors such as CitiBank, LCI International, Kodak, America On-line, Barnes & Noble and others.


DON S. SENERATH.


         Don S. Senerath has been Chief Executive Officer of YouNetwork since its inception in January 1998. Mr. Senerath is also an officer of International Computing LLC (formerly known as Digital Pulp Technologies LLC), a Manhattan based new media consulting and development firm which he founded in 1997. In the last five years, International Computing has developed large scale back-end electronic-commerce systems for major corporations in the telecom, commercial capital, entertainment and computer industries. From 1994 through 1997, Mr. Senerath was employed as the chief engineer at Integrated Media Inc., where he developed a full scale internet system for Miramax Films, and interactive television products for Nynex, for which he was awarded the Nynex Quality Award in 1995. In 1994, Mr. Senerath received a Bachelor of Science degree in Electrical Engineering and Computer Science from Cornell University, where his academic research concentrated on the compression and delivery of media with applications in marketing and distribution.

PETER R. SILVERMAN.


         Peter R. Silverman has been a director of YouNetwork since December 1998. Mr. Silverman has been a practicing attorney for over 27 years and has specialized in the development of start up companies in the Telecom industry. He is the founding member of the law firm Silverman, Collura, Chernis and Balzano, P.C. Mr. Silverman received a bachelor of arts degree from George Washington University in 1967, and a law degree from Brooklyn Law School in 1970.

         All Directors hold office until the next annual meeting of the stockholders and until their successors have been duly elected and qualified. Executive Officers are elected by and serve at the direction of the Board of Directors. There are no family relationships among any of the Directors or Executive Officers of YouNetwork.

DIRECTOR COMPENSATION.

         Our directors receive no cash compensation for their services as Board members or committee members and are not reimbursed for expenses incurred in connection with attending Board and committee meetings.

                             EXECUTIVE COMPENSATION


         The following table sets forth certain information concerning compensation of YouNetwork's Chief Executive Officer and each of the other most highly compensated executive officers of YouNetwork whose aggregate salary, bonus and other compensation exceeded $100,000 during the fiscal year ended December 31, 1998.


                                    Annual Compensation                  Long-Term Compensation
                                    -------------------                  ----------------------

                                                         Other Annual   Restricted      Securities

Name and Principal                                                       Stock      Underlying  LTIP             All Other
Position                Year   Salary     Bonus        Compensation     Awards     Options/SARs Payouts          Compensation
                        ----   ------     -----        ------------     ------     ------------ ---------        ------------
                        Compensation
                        ------------

Don S. Senerath,
CEO                    1998      $  -0-     -0-              -0-          -0-           -0-       -0-              89,425
Kyle S. Taylor,        1998      $65,251    -0-              -0-          -0-           -0-       -0-                 -0-
President



AGREEMENTS.

         Currently we do not have any employment agreements with our employees or key personnel; however, Messrs. Taylor and Senerath are subject to certain terms of an agreement among YouNetwork, Taylor and Senerath.

         Pursuant to a Stock and Warrant Purchase Agreement, dated as of December 4, 1998 (the "Stock Purchase Agreement") if the employment of
Kyle S. Taylor, (President) or Don S. Senerath (Chief Executive Officer) is terminated by YouNetwork without substantial cause (as defined in the Agreement), the terminated executive will receive compensation equivalent to twelve times his monthly compensation during the month immediately prior to the termination date, which compensation shall be paid quarterly in advance.

         The Stock Purchase Agreement also provides that for a period of two (2) years from the date of termination of employment, with the exception of termination by YouNetwork without substantial cause, the terminated executive will not: (i) directly or indirectly, engage in the business of electronic commerce with respect to buying or selling of consumer products through a membership network or buying syndicate which offers its members purchase incentives or which utilizes programs and/or systems which duplicate or are similar to the programs and systems which have been developed exclusively by or for YouNetwork; or (ii) solicit YouNetwork employees or its clients.

         International Computing, LLC (formerly known as Digital Pulp Technologies, LLC), provides software and system integration consultation services in connection with our efforts to build out our web site and to develop our proprietary Tracking technology. Don S. Senerath, Chief Executive Officer of YouNetwork, is an officer and principal member of International Computing. For the period from inception (January 14, 1998) through December 31, 1998, YouNetwork paid $89,425 for such consulting services. In March 1999, YouNetwork entered into an oral agreement with International Computing to continue to provide software and systems integration consultation services to YouNetwork and will be paid $50,000 per month for such services through completion of the proprietary software development. Mr. Senerath has not received a salary from YouNetwork.

STOCK OPTION PLAN.

         In April 1999, we adopted the 1999 Stock Option Plan. The purpose of the plan is to enable us to attract, retain and motivate key employees, directors, and consultants, by providing them with stock options. Options granted under the plan may be either incentive stock options, as defined in
Section 422A of the Internal Revenue Code of 1986, or non-qualified stock options. We have reserved 2,000,000 shares of Class C common stock for issuance under the plan. As of the date of this prospectus, no options have been granted pursuant to the plan.

         Our board of directors will administer the plan. Our board has the power to determine the terms of any options granted under the plan, including the exercise price, the fair market value if no trading market exists for our securities, the number of shares subject to the option, and conditions of exercise. Options granted under the plan are generally not transferable, and each option is generally exercisable during the lifetime of the holder only by the holder. The exercise price of all incentive stock options granted under the plan must be at least equal to the fair market value of the shares of common stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our stock, the exercise price of any incentive stock option granted must be equal to at least 110% of the fair market value on the grant date. The term of all incentive stock options under the plan may not exceed ten years, or five years in the case of 10% owners. Our board of directors approve the terms of each stock option. These terms are reflected in our written stock option agreement.


LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS.

         Our Certificate of Incorporation provides that the liability of the YouNetwork's directors for monetary damages shall be eliminated to the fullest extent permissible under the Delaware Business Corporations Act, as amended. We may enter into indemnification agreements with our directors and officers.

         This provision in the Certificate of Incorporation does not eliminate a director's duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director will continue to be subject to liability for breach of the director's duty of loyalty to YouNetwork, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of YouNetwork or its stockholders, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and YouNetwork and for improper loans to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of YouNetwork pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         There is no pending litigation or proceeding involving a director or officer of YouNetwork as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

CERTAIN TRANSACTIONS.


         Pursuant to a stockholders' agreement, dated as of December 4, 1998, among Kyle S. Taylor, Don S. Senerath (the "Management Stockholders"), Dalia Silverman and Kleopatra Georgiades (the "Original Investors") and YouNetwork; the Board of YouNetwork, the Management Stockholders and the Original Investors who presently own 77.3% of YouNetwork's Common Stock, have agreed to vote their shares of Common Stock to elect a Board of Directors consisting of three directors one of whom is designated by the Original Investors, and two of whom are designated by the Management Stockholders. The ratio of directors designated by the Original Investors to those designated by the Management Stockholders shall be maintained in the event the Board is increased in number. Pursuant to the stockholders' agreement, no significant transaction can be approved without the unanimous approval of all of the directors. A significant transaction is defined as: (i) any creation of any class of capital stock; (ii) the sale or issuance of shares of capital stock, warrants or other securities convertible into or exchangeable for capital stock; (iii) any declaration or issuance of any dividend; (iv) any transaction or contract with a value of $10,000 or more; (v) any amendment to or modification of any provision of the Certificate of Incorporation or By-laws of YouNetwork; (vi) any change in YouNetwork's auditors; (vii) any consolidation or merger of YouNetwork; (viii) any executive employment contract; (ix) payment of salaries to any officer at a rate of more than $85,000 per annum; and (x) election of officers.

         The stockholders' agreement also provides for certain bring along rights and rights of first refusal among the Management Stockholders and the Investors with respect to any sale of their shares in YouNetwork. The stockholders' agreement terminates on December 1, 2010, or such earlier time as either: (i) the Investors no longer own at least 10% of the Common Stock of YouNetwork on a fully diluted basis; or (ii) YouNetwork has completed a public offering of its securities resulting in net proceeds to YouNetwork of at least $10,000,000.

         Pursuant to a December 4, 1998, stock sale agreement among YouNetwork, the Management Stockholders and the Original Investors (the "Stock Sale Agreement"), the Original Investors purchased from YouNetwork, for an aggregate purchase price of $200,000: (i) an aggregate of 8,910,000 shares of Common Stock (the "Purchased Shares") representing 27% of the issued and outstanding Common Stock, on a fully diluted basis; and (ii) Options (the "Purchase Options") to purchase in the aggregate such number of shares of Common Stock, at nominal consideration, as shall equal, in the aggregate when added to the Purchased Shares, 27% of the issued and outstanding Common Stock of YouNetwork on a fully diluted basis, immediately following the sale of additional Common Stock by YouNetwork in consideration of the first $400,000 of Common Stock sale proceeds received by YouNetwork following December 4, 1998.

         The proceeds from the sale of our shares to the Original Investors was used for software development in the approximate amount of $68,000, legal expenses in the amount of $10,000, and $122,000 to salaries, office expenses and general administrative costs. In March of 1999, the Original Investors exercised the Purchase Options following a private placement in March of 1999 for the sale of 4,630,000 Class C Shares by YouNetwork to certain accredited investors for consideration of $463,000. As a result of their March 1999, exercise of their respective Purchase Options, the Original Investors each received, 739,726 shares of YouNetwork Class C Common Stock.

         Currently we do not have any employment agreements with our employees or key personnel; however, pursuant to the Stock Sale Agreement if either
Mr. Taylor's or Mr. Senerath's employment with YouNetwork is terminated without substantial cause (as defined in the Agreement), the terminated executive will receive compensation equivalent to twelve times his monthly compensation during the month immediately prior to the termination date, which compensation shall be paid quarterly in advance.

         Under the Agreement, Mr. Taylor and Mr. Senerath have agreed that for a period of two (2) years from the date of termination of employment, with the exception of termination by YouNetwork without substantial cause, they will not, directly or indirectly, engage in the business of electronic commerce with respect to buying or selling of consumer products through a membership network or buying syndicate which offers its members purchase incentives or which utilizes programs and/or systems which duplicate or are similar to the programs and systems which have been developed exclusively by or for YouNetwork; or (ii) solicit YouNetwork employees or its clients.

         International Computing, LLC (formerly known as Digital Pulp Technologies, LLC), provides software and system integration consultation services in connection with our efforts to build out our web site and to develop our proprietary Tracking technology. Don S. Senerath, Chief Executive Officer of YouNetwork, is an officer and principal member of International Computing. For the period from inception (January 14, 1998) through December 31, 1998, YouNetwork paid $89,425 for such consulting services.

In March 1999, YouNetwork entered into an oral agreement with International Computing to continue to provide software and systems integration consultation services to YouNetwork and will be paid $50,000 per month through completion of the proprietary software. Mr. Senerath has not received a salary from YouNetwork.

         On March 6, 1998, we entered into an agreement with Qwest International Inc., a successor in interest to LCI International Telecom Corp. ("Qwest") to solicit orders for long distance service. Qwest will pay us a 10% commission on toll revenue generated by our Members during the term of the Agreement and up to a maximum of 24 months following termination of the Agreement. The commission is currently 10% of collected revenue defined as an inter-exchange toll actually collected by Qwest relating to the services sold by YouNetwork (excluding taxes, installation charges, subscription fees and local loops) for those subscribers who remain on the Qwest service a minimum of 30 days. If in any month disconnects of subscribers sold within the first 30 days the service is sold by YouNetwork meet or exceeds 15% of those active subscribers sold within that same 30 day period, and if after notice from Qwest of the unacceptable disconnect percentage, YouNetwork fails to meet the established disconnect percentage within 30 days of the notice, Qwest may terminate the Agreement, and no usage commission will be payable by Qwest. The industry standard for such disconnects average 15% of subscribers within the first three months of the date service is sold to a subscribers, 12% for the three months after the initial three month period, and 7% for each month thereafter.

          Qwest advanced YouNetwork approximately $175,000 as of December 31, 1998. Commissions earned for the referral of customers will be offset against these advances. Advances made in excess of commissions earned are offset against advances are payable by YouNetwork on the earlier of the termination of the Agreement or twelve months from the date of the Agreement. Each party may terminate this Agreement at any time during a renewal term upon 30 days prior written notice. Qwest may cancel this Agreement if we fail to attain the agreed upon monthly revenue volume from our Subscribers discussed above.

         In February 1999, YouNetwork agreed to issue to Raw Interactive Ltd. warrants to purchase 100,000 shares of Class C Common Stock in consideration of certain services to be rendered. The exercise price shall be the lesser of $2.00 per share or 50% of the offering price for which our Common Stock is sold in our first underwritten public offering of Class C Common Stock, provided said offering is consummated before the expiration of the exercise period, March, 1, 2001. To date, no warrants have been issued, and no warrants will be used until consummation of Raw's service. The services to be rendered by Raw Interactive include graphic design for our web site, design of our corporate image design, web site navigation development, online presentation design, member page layout design and front page design.

         On February 3, 1999, YouNetwork, a New York corporation ("YNY"), merged with and into YouNetwork, a Delaware corporation ("YDW"), the surviving corporation. Pursuant to the Agreement and Plan of Merger between YNY and YDW, dated February 3, 1999, all Shareholders of YNY exchanged their Common Stock in YNY for Common Stock of YDW at $.0001 par value, per share on a basis of 330,000 shares of YDW for each outstanding share of YNY. The reason for the merger was to take advantage of the laws of the State of Delaware.

         In March of 1999, and April of 1999, YouNetwork sold 6,680,000 shares of its Class C common stock for $1,488,000 to accreditd investors. Proceeds from the private placements will be used for network expansion, equipment upgrades, and development costs in connection with our proprietary software, Tracking.

         We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information known to YouNetwork with respect to beneficial ownership of YouNetwork's Common Stock as of April 19, 1999, and as adjusted for the sale of the Securities offered by this prospectus, the number and percentage of outstanding shares of common stock beneficially owned by each person who beneficially owns:

o        more than 5% of the outstanding shares of our common stock;
o        each of our officers and directors; and
o        all of our officers and directors as a group.

         Except as otherwise noted, the persons named in this table, based upon information provided by these persons, have sole voting and investment power with respect to all shares of common stock owned by them. Unless otherwise indicated, the address of each beneficial owner is c/o YouNetwork Corporation, 220 East 23rd Street, Suite 607 New York, New York 10010. The percentages shown after the completion of this offering assumes the sale of the 1,000,000 Class A Shares and 1,000,000 Class B Shares of our common stock offered in this prospectus.


                                            Number of
                                             Shares            % Beneficially Owned     % Beneficially Owned After
NAME AND ADDRESS OF                    Beneficially Owned         Before Offering                 Offering
Beneficial Owner(1)                                 -----                ---------                ---------
-------------------
Kyle S. Taylor................                9,637,500                 23.4 %                      22.3 %
Don S. Senerath.............                 12,575,000                 30.6 %                      29.1 %
Dalia  S.Silverman(2)                         4,682,226                 11.4 %                      10.8 %
Kleopatra Georgiades(3)......                 4,904,726                 11.9 %                      11.4 %
Spencer Trask Partners.......                 4,000,000                  9.7 %                       9.3 %
All Officers and Directors as a              22,212,500                 54.0 %                      51.5 %
Group (2 persons)

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock which is issuable: (a) upon the exercise of a Warrant or Stock Option which is presently exercisable or which becomes exercisable within 60 days of [_________1999], or (b) upon the exercise of a Warrant or Stock Option which is presently exercisable or which becomes exercisable within 60 days of [________, __, 1999], are deemed outstanding. Percentage of beneficial ownership is based upon 41,159,452 shares of Common Stock outstanding prior to the Offering and 43,159,452 shares of Common Stock outstanding after the Offering, as of [_____ __, 1999]. To YouNetwork's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

(2) Dalia Silverman is the wife of Peter R. Silverman, a director at YouNetwork. Mr. Silverman disclaims any beneficial ownership in the shares owned by his wife, Dalia Silverman.

(3) There is no family relationship between Kleopatra Georgiades and any of the directors or officers of YouNetwork.


                           DESCRIPTION OF SECURITIES


         Upon the closing of the Offering, we will be authorized to issue up to: (a) 1,500,000 shares of Class A Common Stock; (b) 1,500,000 shares of Class B Common Stock; and 247,000,000 shares of Class C Common Stock, $.0001 par value per share. The following summary of certain provisions of the Common Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of YouNetwork's Restated and Amended Certificate of Incorporation, which is included as an exhibit to the registration statement, of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK.

         As of April 19,1999, there were 41,159,452 shares of Class C Common Stock outstanding that were held of record by approximately 52 stockholders (assuming conversion of all Warrants outstanding as of April 19, 1999). There were no Class A Shares or Class B Shares outstanding as of April 19, 1999.

         The holders of Class A, Class B and Class C shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. YouNetwork does not have cumulative voting rights in the election of directors; accordingly, holders of a majority of the shares voting are able to elect all of the directors. In the event of a liquidation, dissolution or winding up of YouNetwork, holders of Common Stock are entitled to share ratably in all assets of YouNetwork remaining after payment of liabilities. Holders of Common Stock have no preemptive or other subscription of conversion rights. There are no redemption or sinking fund provisions applicable to our Common Stock.

LOCK-UP PERIOD;  CONVERSION OF CLASS B SHARES.

         A holder of our Class A Shares shall not, directly or indirectly, offer, sell, pledge, grant any option to purchase, or otherwise sell or dispose of any Class A Shares for a period of 12 months after the Offering. There are no exceptions to the Lock-Up period. After 12 months from the date of this Offering, one Class B Share shall be automatically converted into one Class A share. Members who purchase Class A Shares will acknowledge on our Web site that they accept and agree to the Class A Shares Lock-UP Period and its conversion into Class B Shares before being sold the Class A Shares.

                              PLAN OF DISTRIBUTION

         The Securities are being offered by YouNetwork through its officers. No selling discounts, commissions or other form of remuneration will be paid in connection with this Offering. YouNetwork has not made any arrangements with any broker-dealers to act as an underwriter in connection with the offer and sale of our Securities.

         YouNetwork plans to publish the final prospectus, which is a part of this Registration statement, on the Internet World Wide Web at www.YouNetwork.com. YouNetwork will only offer the Securities in this Offering to those Members who accept electronic delivery of our final prospectus.

         Record ownership of Class A and Class B Shares shall be made by bookkeeping entry. A Member will receive confirmation of his or her ownership in our uncertificated Securities by e-mail. Members requesting a Stock Certificate to evidence their ownership in our Securities will be charged a nominal fee for shipping and handling.

         Holders of Class A Shares will not be permitted subject to directly or indirectly, offer, sell, pledge, grant any option to purchase, or otherwise dispose of Class A Shares for a period of 12 months after the Offering. After 12 months from the date of this Offering - Class A Shares shall be automatically converted into Class B Shares.

         The price at which the Class B Shares are offered has been established without independent appraisal by YouNetwork's management and has no relationship to the book value per share, earnings of YouNetwork, or other generally accepted measurement of value. No Securities will be offered for the account of any existing security holder.


                        SHARES ELIGIBLE FOR FUTURE SALE


         Sales of a substantial number of shares of Common Stock after the Offering could adversely affect the market price of the Common Stock and could impair YouNetwork's ability to raise capital through the sale of equity securities. Upon completion of the Offering, YouNetwork will have outstanding 43,159,452 shares of Common Stock.

         41,159,452 shares of Class C Common Stock were sold by YouNetwork in private transactions in reliance on exemptions from the registration requirements of the Securities Act and are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended. Such shares would be eligible for sale within one year under Rule 144 (subject to certain volume restrictions and other conditions imposed thereby) commencing February 4, 2000.

         Prior to the Offering there has been no public market for the Securities offered hereby. We have not applied to have the Securities listed on any market and do not presently intend to do so. We may in the future apply to have the Securities listed on the Nasdaq Small Cap market. A limited market may develop on the over the counter bulletin board after completion of this Offering, of which there can be no assurance. Even if such a market developed, it would still be more difficult for an investor to dispose of, or obtain quotations as to the Securities offered hereby rather than a security traded on the NASDAQ small cap market or a national securities exchange.


         The purchase price of the Class B Shares has been arbitrarily determined by YouNetwork and is not necessarily related to our assets, book value, results of operations, or any other established criteria of value. There can be no assurance that an active trading market for the Securities will develop or be sustained following the closing of the Offering.

                       DISCLOSURE OF COMMISSION POSITION
                       ON INDEMNIFICATION FOR SECURITIES
                                ACT LIABILITIES


         Section 145 of the Delaware General Corporation Law, as amended, authorizes YouNetwork to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceedings, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of YouNetwork if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Article 9 of YouNetwork's Certificate of Incorporation provides for the indemnification of directors and officers to the full extent permitted by Delaware law.

         YouNetwork may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which YouNetwork could not indemnify such person.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of YouNetwork pursuant to the foregoing provisions, or otherwise, YouNetwork has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


TRANSFER AGENT AND REGISTRAR.


         YouNetwork will be its own transfer agent and registrar for its uncertificated Class A and Class B Shares. Our address is 220 East 23rd Street, Suite 607 New York, New York 10016, and our telephone number is (212) 576-2030.


                                 LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for YouNetwork by Silverman, Collura, Chernis & Balzano, P.C. ("SCCB") New York, New York.

                                    EXPERTS


         The financial statements of YouNetwork Corp. at December 31, 1998 and for the period from inception (January 14, 1998) to December 31, 1998, appearing in this Prospectus and Registration Statement have been audited by Mahoney Cohen & Company, CPA, P.C., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The report of Mahoney Cohen & Company, CPA, P.C. covering the December 31, 1998, financial statements contains an explanatory paragraph that states that YouNetwork Corp. has incurred losses since inception and expects to incur losses for the foreseeable future, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of reported assets amounts or the amounts and classification of liabilities that might result from the outcome of that uncertainly.

                             ADDITIONAL INFORMATION


         With respect to the securities offered hereby, YouNetwork has filed with the principal office of the Securities and Exchange Commission ("Commission") in Washington, D.C., a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended ("Securities Act"). For purpose hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, to which reference hereby is made. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is not necessarily complete and is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. Any interested party may inspect the Registration Statement and its exhibits without charge, or obtain a copy of all or any portion thereof, at prescribed rates, at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information on the Operation of the Public Reference Room can be obtained by calling the Commission at 1-800-SEC-0330. The Registration Statement and exhibits may also be inspected at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048, or the Commissions website located at www.sec.gov.

         No dealer, salesman or any other person is authorized to give any information or to represent anything not contained in this Prospectus. You must not rely on any unauthorized information or representations. This Prospectus is an offer to sell the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Prospectus is current only as of this date

                               TABLE OF CONTENTS

                                                                   Page


Prospectus Summary.................................................   6
Summary Financial Information......................................  10
Risk Factors.......................................................  11
Capitalization.....................................................  21
Dilution...........................................................  22
Management's Discussion and Analysis...............................  23
Business...........................................................  28
Industry Background................................................  30
Management.........................................................  37
Executive Compensation Table.......................................  38
Principal Stockholders.............................................  42
Description of Securities..........................................  42
Shares Eligible for Future Sale....................................  43
Disclosure of Compensation Position on Indemnification
for Securities Act Liabilities.....................................  44
Legal Matters......................................................  44
Experts............................................................  44


                             YOUNETWORK CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report................................      F-1-F-2

Financial Statements:

        Balance Sheets......................................        F-3

        Statements of Operations............................        F-4

        Statement of Stockholders' Equity...................        F-5

        Statements of Cash Flows............................        F-6

Notes to Financial Statements...............................        F-7-F-14

--------------------                                                ---


Until , __ 1999 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Representatives and with respect to their unsold allotments or subscriptions.

                                YOUNETWORK CORP.
                         (A Development Stage Company)

                              Financial Statements

                               December 31, 1998

                                YOUNETWORK CORP.
                         (A Development Stage Company)



                                     Index
                                     -----

                                                                      Page
                                                                      ----

Independent Auditor's Report                                     F-1 - F-2

Balance Sheet as of December 31, 1998                                  F-3

Statement of Operations for the Period from Inception
    (January 14, 1998) to December 31, 1998                            F-4

Statement of Changes in Stockholders' Equity for the Period
    from Inception (January 14, 1998) to December 31, 1998             F-5

Statement of Cash Flows for the Period from Inception
    (January 14, 1998) to December 31, 1998                            F-6

Notes to Financial Statements                                   F-7 - F-14

                          INDEPENDENT AUDITOR'S REPORT





The Board of Directors
YouNetwork Corp.


                We have audited the accompanying balance sheet of YouNetwork Corp., a development stage company, as of December 31, 1998, and the related statements of operations, changes in stockholders' equity and cash flows for the period from inception (January 14, 1998) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

                We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of YouNetwork Corp., a development stage company, as of December 31, 1998, and the results of its operations and its cash flows for the period from inception (January 14, 1998) to December 31, 1998, in conformity with generally accepted accounting principles.

                As more fully described in Note 1 to the financial statements, the Company is in the development stage, has incurred losses since inception of approximately $163,000 and expects to incur net losses for the foreseeable future. At December 31, 1998, the Company had a working capital deficit of approximately $57,000. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                                        /s/ MAHONEY COHEN & COMPANY, CPA, P.C.


New York, New York
January 20, 1999, except for Note 11
     first paragraph as to which the
     date is February 3, 1999, second
     paragraph as to which the date is
     February 8, 1999 and the third and
     fourth paragraphs as to which the
     date is April 19, 1999

                                YOUNETWORK CORP.
                         (A Development Stage Company)
                                 Balance Sheet
                               December 31, 1998


                                     ASSETS
                                     ------
Current assets:
    Cash                                                         $  178,068
    Other current assets                                                672
                                                                 ----------
                Total current assets                                178,740

Property and equipment, net (Notes 3 and 4)                          47,369

Other assets:
    Software development costs (Notes 2 and 7)                       69,425
    Security deposit                                                  3,500
                                                                 ----------
                Total other assets                                   72,925
                                                                 ----------
                                                                 $  299,034
                                                                 ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
Current liabilities:
    Deferred revenue (Note 5)                                    $  175,000
    Current portion of capital lease obligation (Note 4)             14,000
    Due to related party (Note 7)                                    23,150
    Accounts payable                                                  9,224
    Other current liabilities                                        14,729
                                                                 ----------
                Total current liabilities                           236,103

Capital lease obligation (Note 4)                                    25,554

Commitment (Note 10)

Stockholders' equity (Note 9):
    Common stock, no par value:
        Authorized - 200 shares
        Issued and outstanding - 100 shares                         200,200
    Deficit accumulated during the development stage               (162,823)
                                                                 ----------
                Total stockholders' equity                           37,377
                                                                 ----------
                                                                 $  299,034
                                                                 ==========

                            See accompanying notes.

                                YOUNETWORK CORP.
                         (A Development Stage Company)
                            Statement of Operations
     For the Period from Inception (January 14, 1998) to December 31, 1998





Revenue                                                    $     -

Expenses:
    Compensation                                                67,251
    Development costs                                           20,000
    General and administrative                                  66,089
    Depreciation and amortization                                7,508
    Interest expense                                             1,975
                                                           -----------
                Total expenses                                 162,823
                                                           -----------
Net loss during the development stage                      $  (162,823)
                                                           ===========

Net loss per common share, basic and diluted               $ (2,170.97)
                                                           ===========

Weighted average of common shares outstanding
    - basic and diluted                                             75
                                                                  ====

                            See accompanying notes.

                                YOUNETWORK CORP.
                         (A Development Stage Company)
                  Statement of Changes in Stockholders' Equity
     For the Period from Inception (January 14, 1998) to December 31, 1998


                                                                                     Deficit
                                                                                   Accumulated
                                                            Common Stock           During the
                                                       ----------------------      Development
                                                       Shares          Amount         Stage        Total
                                                       ------          ------      -----------     -----
Issuance of 73 shares of common
    stock on January 22, 1998 for
    cash (at $2.74 per share)                              73         $    200      $    -       $     200

Issuance of 27 shares of common
    stock on December 4, 1998 for
    cash (at $7,407.41 per share)                          27          200,000           -         200,000

Net loss for the period from inception
    (January 14, 1998) to December 31,
    1998                                                  -               -          (162,823)    (162,823)
                                                        -----         --------      ---------    ---------

Balances, December 31, 1998                               100         $200,200      $(162,823)   $  37,377
                                                        =====         ========      =========    =========

                            See accompanying notes.

                                YOUNETWORK CORP.
                         (A Development Stage Company)
                            Statement of Cash Flows
     For the Period from Inception (January 14, 1998) to December 31, 1998





Cash flows from operating activities:
    Net loss during the development stage                                     $ (162,823)
    Adjustments to reconcile net loss during the development
      stage to net cash provided by operating activities:
        Depreciation and amortization                                              7,508
        Change in assets and liabilities:
           Other current assets                                                     (672)
           Deferred revenue                                                      175,000
           Due to related party                                                   23,150
           Accounts payable                                                        9,224
           Other current liabilities                                              14,729
                                                                              ----------
                Net cash provided by operating activities                         66,116
                                                                              ----------

Cash flows from investing activities:
    Purchase of property and equipment                                            (9,927)
    Software development costs                                                   (69,425)
    Payment of security deposit                                                   (3,500)
                                                                              ----------
                Cash used in investing activities                                (82,852)
                                                                              ----------
Cash flows from financing activities:
    Proceeds from issuance of common stock                                       200,200
    Payments of capital lease obligation                                          (5,396)
                                                                              ----------
                Net cash provided by financing activities                        194,804
                                                                              ----------

Net increase in cash and cash, end of year                                    $  178,068
                                                                              ==========


                Supplemental Disclosure of Cash Flow Information

Cash paid during the period for:
    Interest                                                                  $    1,975
                                                                              ==========

      Supplemental Schedule of Non-Cash Investing and Financing Activities

Capital lease obligation incurred for the acquisition of new equipment        $   44,950
                                                                              ==========

                            See accompanying notes.

                                YOUNETWORK CORP.
                         (A Development Stage Company)
                         Notes to Financial Statements


Note 1 - The Company

             YouNetwork Corp. (the "Company") was incorporated in the State of New York on January 14, 1998. The Company is developing an on-line consumer network comprised of consumers who are Internet shoppers. The Company will market a wide range of branded consumer products and services provided through vendor affiliations at discounted prices to members of its network. Members will earn rebates based on purchases. Members will be able to request rebates as cash, as a credit to future product purchases or to purchase stock in the Company. The Company will not maintain an inventory in any product line which it markets. All product fulfillment and post sale services will be provided by the Company's vendors.

             Basis of Presentation and Management's Plans

             Since its inception, the Company has been primarily engaged in the development of its computer software program, negotiating agreements with its vendors and raising capital. As a consequence, there has not been any operating revenue generated by the utilization of the Company's services and/or products through December 31, 1998. Management believes that by offering competitively priced products, purchase incentives in the form of rebates and equity participation to members, they can develop an on-line sales channel with low customer acquisition costs.

             The accompanying financial statements have been prepared assuming the Company will continue as a going concern. For the period from inception (January 14, 1998) through December 31, 1998, the Company has incurred a net loss of approximately $163,000 and had a working capital deficit of approximately $57,000 as of December 31, 1998. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management expects to incur additional losses for the foreseeable future and recognizes the need for an infusion of cash to achieve their business plan. The Company is actively pursuing various options which include seeking additional equity financing. The Company believes it will be able to raise sufficient funds to achieve its planned business objectives through private placements (see Note 11) and through the issuance of stock to members upon commencement of operations of its online consumer network. The Company expects to fund its equipment needs through debt and equity financing. The Company has no bank lines of credit and there can be no assurance that the Company will be able to obtain any needed additional financing on commercially reasonable terms. If the Company is unable to obtain sufficient funds, it may be necessary for the Company to explore other options which could have a material adverse effect on the Company's business. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result.

                                YOUNETWORK CORP.
                         (A Development Stage Company)
                         Notes to Financial Statements


Note 2 - Summary of Significant Accounting Policies

             Use of Estimates

             The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

             Revenue Recognition

             The Company has entered into contracts with certain vendors whereby the Company will be paid commissions based on purchases by the members of its consumer network. The Company will recognize revenue at the time the goods are shipped or services are provided by its vendors.

             Property and Equipment

             Property and equipment is recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by the straight-line method over the assets' estimated useful lives ranging from three to five years. Leasehold improvements will be amortized by the straight-line method over the lesser of the term of the related lease or the useful life. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

             Software Development Costs

             The Company accounts for its software development costs in accordance with the provisions of Statement of Position 98-1, "Accounting for Costs of Computer Software for Internal Use", issued by the American Institute of Certified Public Accountants ("SOP 98-1"). Under the provisions of SOP 98-1, certain costs incurred in developing internal use software principally in the software application development stage, are eligible for capitalization.

             The Company has developed proprietary tracking technology which will be utilized to track member referrals and pay rebates based on purchases made. Accordingly, during the period from inception (January 14, 1998) to December 31, 1998, the Company capitalized $69,425 of fees incurred related to software application development costs. Such costs will be amortized on a straight-line basis over three years commencing with the substantial completion of the software development. To date, all of the Company's software development has been conducted by an affiliate, International Computing, Inc., formerly Digital Pulp Technologies, Inc. ("Digital") (see Note 7).

                                YOUNETWORK CORP.
                         (A Development Stage Company)
                         Notes to Financial Statements


Note 2 - Summary of Significant Accounting Policies (Continued)

             New Accounting Pronouncement

             In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for all fiscal periods beginning after June 15, 1999. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Management of the Company anticipates that due to its limited use of derivative instruments, the adoption of SFAS No. 133 will not have a material impact on the Company's financial position or results of operations.

             Advertising and Promotion Costs

             Advertising and promotion costs are charged to operations during the period in which they are incurred. For the period from inception (January 14, 1998) to December 31, 1998, such costs were nominal.

             Computation of Net Loss per Common Share

             The Company adopted SFAS No. 128, "Earnings per Share". This statement requires that the Company report basic and diluted earnings (loss) per share for all periods reported. Basic net income (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period, adjusted for the dilutive effect of common stock equivalents, consisting of dilutive common stock options using the treasury stock method.

             For all periods presented, common stock warrants are not included in the computation as they would be anti-dilutive. In the event that the Company was to report net income in future periods, these warrants could have a dilutive effect on future earnings per share calculations in those periods.

             The Company's board of directors declared a 3.65 to 1 stock split of its common stock effective December 4, 1998. The stock split was effective prior to the issuance of shares discussed in Note 9. All share data has been retroactively adjusted for the effect of the split.

                                YOUNETWORK CORP.
                         (A Development Stage Company)
                         Notes to Financial Statements


Note 2 - Summary of Significant Accounting Policies (Continued)

             Computation of Net Loss per Common Share (Continued)

             SFAS No. 123, "Accounting for Stock-Based Compensation", requires entities to recognize as compensation expense over the vesting period the fair value of stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB No. 25 and provide pro forma net income and pro forma income (loss) per share disclosures for employee stock option grants made from 1995 forward as if the fair-value-based method, defined in SFAS No. 123, had been applied.

             The Company has elected to adopt the disclosure-only provision of SFAS No. 123, and as described above, will continue to apply APB No. 25 to account for stock options. Since there were no stock options outstanding at December 31, 1998, there is no pro forma effect on loss per share.

Note 3 - Property and Equipment

             Property and equipment consists of:

             Computer equipment                            $     4,071
             Office equipment                                    3,706
             Leasehold improvements                              2,150
                                                           -----------
                                                                 9,927
             Equipment held under capital lease                 44,950
                                                           -----------
                                                                54,877
             Less:  Accumulated depreciation and
                amortization                                     7,508
                                                           -----------

                                                           $    47,369
                                                           ===========

                                YOUNETWORK CORP.
                         (A Development Stage Company)
                         Notes to Financial Statements


Note 4 - Capital Lease Obligation

             Capital lease obligation consists of:

             Capital lease obligation, payable in monthly
                installments of $1,472, including interest
                at 11%, maturing in July 2001, secured by
                specific equipment with a carrying value of
                approximately $38,700                               $  45,619

             Less:  Amount  representing interest                       6,065
                                                                    ---------
                                                                       39,554

             Less:  Current portion                                    14,000
                                                                    ---------

                                                                    $  25,554
                                                                    =========

             Minimum future lease payments under the capital lease as of December 31, 1998 are as follows:

             Year Ending
             December 31,
             ------------
                1999                          $ 14,000
                2000                            15,620
                2001                             9,934
                                              --------
                                              $ 39,554
                                              ========

Note 5 - Deferred Revenue

             The Company entered into an agreement in March 1998 with a company which provides long-distance telephone service. The agreement includes provisions for advances to the Company totalling $250,000. At December 31, 1998, the Company had received advances of $175,000. Commissions earned by the Company for the referral of customers to the telephone company are offsetable against these advances. The initial term of the agreement is three years. Advances made in excess of commissions earned and offset against the advances are payable by the Company on the earlier of the termination of the agreement or twelve months from the date of full execution of the agreement.

                                YOUNETWORK CORP.
                         (A Development Stage Company)
                         Notes to Financial Statements


Note 6 - Income Taxes

             At December 31, 1998, the Company had a U.S. federal and New York State net operating loss carryforward of approximately $162,000 expiring in 2013. The Company has established a valuation allowance with respect to these federal and state carryforwards.

             Deferred tax assets:
                Net operating loss carryforwards              $    65,100
                Valuation allowance                               (65,100)
                                                              -----------
             Net deferred tax assets                          $    -
                                                              ===========

Note 7 - Related Party Transactions

             From inception, the Company has retained the services of Digital, a corporation that is partially-owned by one of the Company's significant stockholders. Digital has provided software and systems integration consultation services in connection with the Company's development of its proprietary tracking software. Total consulting fees paid by the Company for the period from inception (January 14, 1998) to December 31, 1998 were $89,425, of which $69,425 was capitalized and the balance charged to operations. At December 31, 1998, $23,150 was due to Digital by the Company.

Note 8 - Concentration of Credit Risk

             The Company maintains cash balances at two banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000.

Note 9 - Stock Warrants

             On December 4, 1998, the Company issued 27 shares (the "Purchased Shares") of common stock and common stock purchase warrants (the "Purchase Warrants") for $200,000. These shares represented 27% of the issued and outstanding shares of common stock of the Company on a fully diluted basis. The Purchase Warrants can be used to purchase in the aggregate such number of shares of common stock, at nominal consideration, as shall equal, in the aggregate when added to the Purchased Shares, 27% of the issued and outstanding shares of common stock of the Company on a fully diluted basis, immediately following the sale of additional common stock by the Company in consideration of the first $400,000 of common stock proceeds received by the Company after December 4, 1998. During 1998, no warrants were exercised.

                                YOUNETWORK CORP.
                         (A Development Stage Company)
                         Notes to Financial Statements


Note 10 - Commitment

             Lease

             The Company leases office space under an operating lease expiring in April 2003. The future minimum lease payments, excluding escalation charges, are as follows:

             Year Ending
             December 31,
             ------------
                 1999                      $ 21,000
                 2000                        21,000
                 2001                        21,000
                 2002                        21,000
                 2003                         7,000
                                           --------
                                           $ 91,000
                                           ========

             Total rent expense charged to operations for the period from inception (January 14, 1998) to December 31, 1998 was approximately $12,100.

Note 11 - Subsequent Events

             Exchange of Stock

             On February 3, 1999, the stockholders of YouNetwork Corp., a New York corporation, exchanged each share of their common stock for 330,000 shares of Class C common stock of YouNetwork Corporation, a recently formed Delaware corporation under common control. Since the entities are under common control, the transaction is to be accounted for in the same manner as a pooling of interest.

             YouNetwork Corporation is authorized to issue common stock as follows:

                                             Par                 Shares
                                            Value              Authorized
                                            -----              ----------
             Class A Common stock         $   .0001              1,500,000
             Class B Common stock         $   .0001              1,500,000
             Class C Common stock         $   .0001            247,000,000

                                YOUNETWORK CORP.
                         (A Development Stage Company)
                         Notes to Financial Statements


Note 11 - Subsequent Events (Continued)

             Registration Statement

             On February 8, 1999, YouNetwork Corporation filed a registration statement under the Securities Act of 1933 to register 1,000,000 shares each of Class A and Class B common stock. The first 250,000 Class A shares will be offered at no cost to each consumer who registers to become a member of YouNetwork Corporation's consumer network. The remaining 750,000 Class A shares will be distributed to members based upon referring new members to the consumer network. Class B shares will be offered to consumer network members at $1.00 per share, which may only be paid with rebates earned by members making purchases on the consumer network.

             Private Placements

             Through April 19, 1999, the Company received $1,488,000 from the issuance of 6,680,000 shares of Class C common stock from private offerings, pursuant to Regulation D of the Securities Act of 1933, as amended, and issued 1,479,452 shares of Class C common stock of the Company to certain stockholders in accordance with anti-dilutive provisions of a stockholders' agreement (see
Note 9).

             Consulting Agreement

             During 1999, the Company entered into an oral agreement with Digital, a corporation that is partially-owned by one of the Company's significant stockholders, to continue to provide software and systems integration consultation services. Digital will receive $50,000 per month through completion of the proprietary software development.

                          1,000,000 SHARES OF CLASS A
                                COMMON STOCK AND
                          1,000,000 SHARES OF CLASS B
                                  COMMON STOCK

                             YOUNETWORK CORPORATION


                                   PROSPECTUS
                               ____________, 1999

PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS


         YouNetwork's Certificate of Incorporation, as amended, and Bylaws limit the liability of directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for: (i) breach of the directors' duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's duty of care, and this provision of our Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of YouNetwork pursuant to the foregoing provisions, or otherwise, YouNetwork has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


Corporation Takeover Provisions

           Section 203 of the Delaware General Corporation Law


           We are subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by
           Section 203 (we did not make such an election) (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to render or vote stock held by the plan) or,
           (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during t he previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of YouNetwork and therefore could discourage attempts to acquire YouNetwork.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


SEC Registration Fee                                                 $280
Printing and Engraving Expenses                                      $10,000*
Legal Fees and Expenses (including blue sky fees and expenses)       $100,000*
Accounting Fees and Expenses                                         $25,000*
Transfer Agent's Fees and Expenses                                   $20,000*
Miscellaneous Expenses                                               $2,000*
                                                                     -------
       TOTAL                                                         $157,280*

*Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         The following gives effect to the 330,000 to 1 exchange of Class C shares of Common Stock effected February 3, 1999, pursuant to an Agreement and Plan of Merger between YouNetwork, Corp., a New York corporation and the Registrant, YouNetwork Corporation, a Delaware corporation. The purpose of the merger is to take advantage of the laws of the state of Delaware.

PRIVATE PLACEMENT.

         In March and April of 1999, YouNetwork sold 6,680,000 shares of its Class C common stock for $1,488,000. The reason for the offering was to raise necessary additional capital to finance network expansion and equipment upgrades, and development costs in connection with our proprietary software, Tracking. The offering was a private transaction exempt from registration provisions of the Securities Act of 1933, as amended, pursuant to section 4(2) and 4(6) of the Securities Act and\or Regulation D of Rule 506 promulgated under the Securities Act. Investors were afforded the access to corporate information as required under the Securities Act of 1933, as amended.

         Pursuant to an agreement among YouNetwork, Dalia Silverman and Kleopatra Georgiades (the "Original Investors"), the Original Investors purchased from YouNetwork, for an aggregate purchase price of $200,000: (i) an aggregate of 8,910,000 shares of Common Stock (the "Purchased Shares") representing 27% of the issued and outstanding Common Stock, on a fully diluted basis; and (ii) Options (the "Purchase Options") to purchase in the aggregate such number of shares of Common Stock, at nominal consideration, as shall equal, in the aggregate when added to the Purchased Shares, 27% of the issued and outstanding Common Stock of YouNetwork on a fully diluted basis, immediately following the sale of additional Common Stock by YouNetwork in consideration of the first $400,000 of Common Stock sale proceeds received by YouNetwork following December 4, 1998.

         The proceeds from the sale of our shares to the Original Investors was used for software development in the approximate amount of $68,000, legal expenses in the amount of $10,000, and $122,000 to salaries, office expenses and general administrative costs. In March of 1999, the Original Investors exercised the Purchase Options following a private placement in March of 1999 for the sale of 4,630,000 shares of Class C Common Stock by YouNetwork to certain accredited investors for consideration of $463,000. As a result of the exercise of the Original Investors respective Purchase Options, the Original Investors received, 739,726 shares of YouNetwork Class C Common Stock.

         The foregoing offerings were private transactions exempt from registration provisions of the Securities Act of 1933, as amended, pursuant to section 4(2) and 4(6) of the Securities Act and\or Regulation D of Rule 506 promulgated under the Securities Act. Investors were afforded the access to corporate information as required under the Securities Act of 1933, as amended.

         Except as otherwise indicated, all exhibits listed below were filed with YouNetwork's initial filing, Form SB-2 on February 5, 1999.

ITEM 27.  EXHIBITS



        EXHIBIT NO.                                         DESCRIPTION
        -----------                                         -----------

        2.1*               Agreement and Plan of Merger Agreement, dated
                           February 3, 1999, by and between YouNetwork Corp., a
                           New York corporation and YouNetwork Corporation, a
                           Delaware corporation.

        3.1* Certificate of Incorporation of Registrant, as amended

        3.2*               By-laws of Registrant

        4.1**              Specimen certificate representing Registrant's Class
                           A Common Stock

        4.2*               Specimen certificate representing Registrant's Class
                           B Common Stock

        5.1***             Opinion of Silverman, Collura, Chernis & Balzano,
                           P.C. with respect to legality of the securities of the Registrant being registered

       10.1*               Stockholders' Agreement, dated December 4, 1998

       10.2*               Stock and Warrant Purchase Agreement, dated December
                           4, 1998

       10.3*               Agreement between Muze, Inc. and YouNetwork , dated
                           January 7, 1999

       10.4* Agreement between Qwest International Inc. (a successor in interest to LCI International Telecom
                           Corp.), dated March 6, 1998.

       10.5*               Agreement between Baker & Taylor, Inc. and
                           YouNetwork, dated, July 9, 1998.

       10.6**              1999 Stock Option Plan.

       23.1***             Consent of Silverman, Collura, Chernis & Balzano,
                           P.C. (included in Exhibit 5.1)

       23.2**              Consent of Mahoney Cohen & Company, CPA, P.C.

       27*                 Financial Data Schedule

       *                   Previously filed
       **                  Filed with this Amendment No. 2 to Form SB-2
       ***                 To be filed by amendment





ITEM 28. UNDERTAKINGS.

           (a)      Rule 415 Offerings.

           The undersigned issuer hereby undertakes that it will:

           (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and


                      (iii) Includes any additional or changed material information on the plan of distribution. Provided, however, the paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
                      Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.


                      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

           (b)      Request for acceleration of effective date.

           (1) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such court.

           (2) For determining liability under the Securities Act, treat the information in the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus file by the small business issuer under rule 424(b)(1), or (4) or 457(h) under the Securities Act as part of this registration statement as at the time the Commission declares it effective.

           (3) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on this Form SB-2 Amendment No. 2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on April 21, 1999.


                             YOUNETWORK CORPORATION


                                                   By: /s/ Kyle S. Taylor
                                                       ---------------------


                                                   Kyle S. Taylor, President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities with YouNetwork and on the dates indicated.

SIGNATURE                     TITLE                           DATE
---------                     -----                           ----

/s/Kyle S. Taylor             President,                      April 21, 1999
-----------------             Director
Kyle S. Taylor

/s/Don S. Senerath            Chief Executive Officer,        April 21,  1999
-----------------             Director
Don S. Senerath

/s/Peter R. Silverman         Director                        April 21, 1999
-----------------
Peter Silverman

                                EXHIBIT INDEX

   EXHIBIT
     NO.                                            DESCRIPTION
-----------  -----------------------------------------------------------------------------------------
    2.1*     Agreement and Plan of Merger Agreement, dated February 3, 1999, by and between YouNetwork
             Corp., a New York corporation and YouNetwork Corporation, a Delaware corporation.

    3.1*     Certificate of Incorporation of Registrant, as amended

    3.2*     By-laws of Registrant

    4.1**    Specimen certificate representing Registrant's Class A Common Stock

    4.2*     Specimen certificate representing Registrant's Class B Common Stock

    5.1***   Opinion of Silverman, Collura, Chernis & Balzano, P.C. with respect to legality of the securities of the Registrant being registered

   10.1*     Stockholders' Agreement, dated December 4, 1998

   10.2*     Stock and Warrant Purchase Agreement, dated December 4, 1998

   10.3*     Agreement between Muze, Inc. and YouNetwork, dated January 7, 1999

   10.4*     Agreement between Qwest International Inc. (a successor in interest to LCI International
             Telecom Corp.), dated March 6, 1998.

   10.5*     Agreement between Baker & Taylor, Inc. and YouNetwork, dated, July 9, 1998.

   10.6**    1999 Stock Option Plan.

   23.1***   Consent of Silverman, Collura, Chernis & Balzano, P.C. (included in Exhibit 5.1)

   23.2**    Consent of Mahoney Cohen & Company, CPA, P.C.

     27*     Financial Data Schedule

------------
*       Previously filed
**      Filed with this Amendment No. 2 to Form SB-2
***     To be filed by Amendment